UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

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American Eagle Outfitters, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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AMERICAN EAGLE OUTFITTERS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

to be held

June 21, 2011

and

PROXY STATEMENT

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JUNE 21, 2011
PROXY STATEMENT ANNUAL MEETING OF STOCKHOLDERS JUNE 21, 2011
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING
SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT
PROPOSAL ONE: ELECTION OF DIRECTORS
INFORMATION CONCERNING THE BOARD OF DIRECTORS
EXECUTIVE OFFICERS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
COMPENSATION DISCUSSION AND ANALYSIS
EXECUTIVE OFFICER COMPENSATION
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
PROPOSAL TWO: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
REPORT OF THE AUDIT COMMITTEE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND SERVICES
PROPOSAL THREE: ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
PROPOSAL FOUR: ADVISORY VOTE ON THE FREQUENCY OF FUTURE STOCKHOLDER ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
OTHER MATTERS
HOUSEHOLDING
ADDITIONAL INFORMATION

American Eagle Outfitters, Inc.
77 Hot Metal Street
Pittsburgh, Pennsylvania 15203
412-432-3300

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 21, 2011

April 29, 2011

To the Stockholders of
American Eagle Outfitters, Inc.:

The 2011 Annual Meeting of Stockholders of American Eagle Outfitters, Inc., a Delaware corporation, will be held at the Company’s offices located at 77 Hot Metal Street, Pittsburgh, Pennsylvania, on Tuesday, June 21, 2011, at 11:00 a.m., local time, for the following purposes:

1.	To elect the following three Class I directors to serve until the 2014 Annual Meeting of Stockholders, or until their successors are duly elected and qualified: Michael G. Jesselson; Roger S. Markfield; and Jay L. Schottenstein;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 28, 2012;

3.	To hold an advisory vote on the compensation of our named executive officers;

4.	To hold an advisory vote on the frequency of future stockholder advisory votes on the compensation of our named executive officers; and

5.	To transact such other business as may properly come before the meeting or any adjournment thereof.

We have elected to furnish proxy materials and our Fiscal 2010 Annual Report on Form 10-K (“Annual Report”) to many of our stockholders over the Internet pursuant to the rules of the U.S. Securities and Exchange Commission. On or about April 29, 2011, we mailed to most of our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to gain access to our Proxy Statement and Annual Report and how to vote online. All other stockholders received a copy of the Proxy Statement and Annual Report by mail. The Notice also contains instructions on how you can elect to receive a printed copy of the Proxy Statement and Annual Report, if you only received a Notice by mail.

Whether or not you plan to attend the meeting, please vote your shares promptly as outlined in the following Proxy Statement. If you attend the meeting, you may vote in person and your proxy will not be used.

By Order of the Board of Directors

Cornelius Bulman, Jr.
Corporate Secretary

AMERICAN EAGLE OUTFITTERS, INC.

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
JUNE 21, 2011

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of American Eagle Outfitters, Inc., a Delaware corporation, (the “Board”) for use at the Annual Meeting of Stockholders to be held on June 21, 2011, at 11:00 a.m., local time, at the Company’s offices located at 77 Hot Metal Street, Pittsburgh, Pennsylvania and at any adjournment thereof. It is being mailed to the stockholders on or about April 29, 2011. (“We,” “our,” and the “Company” refer to American Eagle Outfitters, Inc.)

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Who is entitled to vote?

Stockholders of record at the close of business on April 25, 2011, the record date for the Annual Meeting, are entitled to vote at the Annual Meeting. As of the record date, there were 194,870,958 shares of Common Stock, par value $0.01 per share, outstanding and entitled to vote. Each share that you own entitles you to one vote.

What is the purpose of the Annual Meeting?

Stockholders will be asked to vote on the following matters at the Annual Meeting:

1.	The election of the following three Class I directors to serve until the 2014 Annual Meeting of Stockholders, or until their successors are duly elected and qualified: Michael G. Jesselson; Roger S. Markfield; and Jay L. Schottenstein;

2.	The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 28, 2012;

3.	An advisory vote on the compensation of our named executive officers; and

4.	An advisory vote on the frequency of future stockholder advisory votes on the compensation of our named executive officers.

How does the Board recommend I vote on these proposals?

The Board of Directors recommends a vote:

•	FOR each of the nominees for director listed in this Proxy Statement;

•	FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 28, 2012;

•	FOR the approval of the compensation of our named executive officers; and

•	FOR annual non-binding votes on the compensation of our named executive officers.

Why did I receive a Notice of Internet Availability of Proxy Materials?

In order to both save money and protect the environment, we have elected to provide access to our proxy materials and Fiscal 2010 Annual Report on Form 10-K (“Annual Report”) on the Internet, instead of mailing the full set of printed proxy materials, in accordance with the rules of the U.S. Securities and Exchange Commission (“SEC”) for the electronic distribution of proxy materials. On or about April 29, 2011, we mailed to most of our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to gain access to our Proxy Statement and Annual Report and how to vote online. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you request it. Instead, the Notice instructs you on how to obtain and review all of the important information contained in the Proxy Statement and Annual Report. The Notice also instructs you on how you may submit your proxy over the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice.

How do I vote my shares?

If your shares are registered directly in your name (i.e., you are a “registered stockholder”), you received a proxy card along with a printed copy of the proxy materials. You may complete and sign the enclosed proxy card and return it in the pre-paid envelope. Alternatively, you may attend and vote in person at the Annual Meeting.

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent (i.e., your shares are held in “street name”), you should receive either a Notice or a voting instruction form along with a Proxy Statement. You should follow the instructions on the Notice or the voting instruction form in order to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a legal proxy from the broker, bank or agent that holds your shares to present at the meeting.

Can I change or revoke my proxy?

Yes. If you are a registered stockholder, you may revoke your proxy at any time before it is voted by delivering written notice to the Company (Attention: Cornelius Bulman, Jr., Corporate Secretary), by submitting a properly executed proxy bearing a later date or by attending the meeting and voting in person.

If your shares are held in street name, you may revoke your proxy by submitting new voting instructions to your broker or, if you have obtained a legal proxy from your broker, by attending the Annual Meeting and voting in person.

What constitutes a quorum?

A quorum of stockholders is necessary to transact business at the Annual Meeting. A quorum will be present if a majority of the outstanding shares of the Company’s common stock, as of the close of business on the record date, are represented by stockholders present at the meeting or by proxy. At the close of business on the record date, there were 194,870,958 shares of Common Stock outstanding and entitled to vote. Therefore, 97,435,480 shares will be required to be represented by stockholders present at the meeting or by proxy in order to establish a quorum.

Abstentions and broker non-votes will count as present in determining whether there is a quorum. Broker non-votes occur when brokers, who hold their customers’ shares in street name, sign and submit proxies for such shares and vote such shares on some matters but not others. This would occur when brokers have not received any instructions from their customers, in which case the brokers, as the holders of record, are permitted to vote on “routine” matters, which include the ratification of the appointment of an independent registered public accounting firm, but not on “non-routine” matters, such as the election of directors; the advisory vote on the compensation of our named executive officers; or the advisory vote on the frequency of future stockholder advisory votes on the compensation of our named executive officers. Therefore, if you do not instruct your broker how to vote on certain proposals, your shares will not be counted for those proposals, and, therefore, we urge you to give voting instructions to your broker on all voting items.

What vote is required to approve each proposal?

Item 1.	Once a quorum is established, directors in an uncontested election are elected by a majority of the votes cast in respect to that director’s election. In the event of a contested election of directors, directors shall be elected by the vote of a plurality of the votes represented by the shares of

Common Stock present at the meeting in person or by proxy. Properly executed proxies marked “Abstain” and broker non-votes are not voted with respect to the nominee or nominees indicated, although they are counted for purposes of determining if a quorum is present.

Item 2.	Appointment of Ernst & Young as our independent registered public accounting firm is ratified by the affirmative vote of a majority of the shares of Common Stock present at the meeting, in person or by proxy.

Item 3.	The advisory vote on the compensation of our named executive officers requires the affirmative vote of a majority of the shares of Common Stock present at the meeting, in person or by proxy.

Item 4.	The advisory vote on the frequency of future stockholder advisory votes on the compensation of our named executive officers requires a plurality of the votes represented by the shares of Common Stock present at the meeting in person or by proxy. The frequency option that receives the most affirmative votes of all of the votes cast is the frequency that will be deemed recommended by the stockholders.

For any other item that is properly submitted to stockholders for approval at the Annual Meeting, an affirmative vote of a majority of the shares of Common Stock voting on the matter is required for approval. For purposes of determining the number of shares of Common Stock voting on a matter, abstentions are counted and will have the effect of a negative vote; broker non-votes are not counted and have no effect on the vote.

Who bears the costs of this solicitation?

We bear the cost of the solicitation of proxies, including the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of stock. Our representatives may solicit proxies by mail, telegram, telephone or personal interview. To solicit proxies, we request the assistance of banks, brokerage houses and other custodians, and, upon request, reimburse such organizations for their reasonable expenses in forwarding soliciting materials to beneficial owners and in obtaining authorization for the execution of proxies.

Can I nominate someone for election to the Board of Directors?

Yes, for election at next year’s Annual Meeting. You may do so by delivering to the Corporate Secretary, no earlier than March 24, 2012 and no later than April 23, 2012, a notice stating: (i) the name and address of the stockholder who intends to make the nomination; (ii) the name, age, business address and, if known, residence address of each nominee; (iii) the principal occupation or employment of each nominee; (iv) the number of shares of stock of the Company that are beneficially owned by each nominee and the nominating stockholder; and (v) the other information specified in Article Tenth (b) of our Certificate of Incorporation. Our Certificate of Incorporation is available on our website at http://www.ae.com under the links “About AEO Inc., AE Investment Info, Corporate Governance, Other Governance Documents.”

Additionally, you may recommend a nominee for consideration by our Nominating and Corporate Governance Committee (the “Nominating Committee”). Recommendations should be submitted to our Nominating Committee in accordance with the procedures described below under the “Nominating Committee” section.

May I submit a stockholder proposal for next year’s Annual Meeting?

Yes. Stockholder proposals to be included in the proxy statement for the 2012 Annual Meeting of Stockholders must be received by the Company (addressed to the attention of the Corporate Secretary) by December 31, 2011. We may omit from the proxy statement and form of proxy any proposals that are not received by the Corporate Secretary by December 31, 2011. Any stockholder proposal submitted outside the processes of Rule 14a-8 under the Securities Exchange Act of 1934 for presentation at our 2012 Annual Meeting will be considered untimely for purposes of Rule 14a-4 and 14a-5 under the Securities Exchange Act of 1934 if notice thereof is received before March 24, 2012 or after April 23, 2012. To be submitted at the meeting, any such proposal must be a proper subject for stockholder action under the laws of the State of Delaware, and must otherwise conform to applicable requirements of the proxy rules of the SEC.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table shows, as of April 1, 2011, certain information with regard to the beneficial ownership of our Common Stock by: (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock; (ii) each of the Company’s directors; (iii) each executive officer named in the summary compensation table below; and (iv) all directors and executive officers as a group.

	Shares Beneficially Owned
	Common	Right to		Percent
	Stock (1)	Acquire (2)	Total	(3)

5% Beneficial Owners
BlackRock, Inc. (4)	11,337,111	—	11,337,111	5.8%
Royce & Associates, LLC (5)	9,963,985	—	9,963,985	5.1%

Directors and Executive Officers
Fredrick W. Grover	10,362	234,682	245,044	*
Joan Holstein Hilson	67,894	311,669	379,563	*
Michael G. Jesselson	226,825	2,903	229,728	*
Joseph E. Kerin (6)	76,722	342,930	419,652	*
Thomas R. Ketteler	4,181	—	4,181	*
Roger S. Markfield	324,790	1,870,354	2,195,144	1.1%
Cary D. McMillan	18,193	20,186	38,379	*
LeAnn Nealz (7)	76,286	—	76,286	*
James V. O’Donnell	1,969,052	2,352,500	4,321,552	2.2%
Janice E. Page	32,502	16,766	49,268	*
Dennis R. Parodi	54,002	291,989	345,991	*
Jay L. Schottenstein (8)	8,916,504	232,262	9,148,766	4.7%
Gerald E. Wedren	17,801	26,127	43,928	*
All directors and executive officers as a group (15 in group)	11,835,313	6,160,806	17,996,119	9.0%

*	Represents less than 1% of the Company’s shares of Common Stock.

(1)	Unless otherwise indicated, each of the stockholders has sole voting power and power to sell with respect to the shares of Common Stock beneficially owned.

(2)	Includes (a) shares for options exercisable within 60 days of April 1, 2011 and (b) total deferred share units as well as the respective dividend equivalents.

(3)	Percent is based upon the 194,859,943 shares outstanding at April 1, 2011 and the shares which such director or executive officer has the right to acquire upon options exercisable within 60 days of April 1, 2011, share units and dividend equivalents, if applicable.

(4)	In a Schedule 13G filed with the SEC on February 3, 2011, BlackRock, Inc., a parent holding company or control person, reported beneficial ownership of 11,337,111 shares. BlackRock, Inc. has sole voting and dispositive power over the 11,337,111 shares. The address for BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022.

(5)	In a Schedule 13G filed with the SEC on January 11, 2011, Royce & Associates, LLC, an investment adviser, reported beneficial ownership of 9,963,985 shares. Royce & Associates, LLC has sole voting and dispositive power over the 9,963,985 shares. The address for Royce & Associates, LLC. is 745 Fifth Avenue, New York, NY 10151.

(6)	Mr. Kerin, former Executive Vice President of Supply Chain and Real Estate, ended his employment with the Company on November 30, 2010 but he is deemed to be a named executive officer for the fiscal year ended January 29, 2011 because of the level of his total compensation and because he served as an executive officer during the year. Shares of Common Stock were calculated based on the Company’s stock records as of November 30, 2010. No further ownership information was available to the Company after Mr. Kerin ceased being a Section 16 reporting person.

(7)	Ms. Nealz, former Executive Vice President and Chief Design Officer, resigned effective October 27, 2010 but she is deemed to be a named executive officer for the fiscal year ended January 29, 2011 because of the level of her total compensation and because she served as an executive officer during the year. Shares were calculated based on the Company’s stock records as of September 28, 2010. No further ownership information was available to the Company after Ms. Nealz ceased being a Section 16 reporting person.

(8)	Mr. Schottenstein has sole power to vote and dispose as trustee of a trust that owns 6,300 shares and has shared power to vote and dispose of a trust that owns 245,406 shares. Additionally, Mr. Schottenstein serves as Chairman of SEI, Inc. and has or shares voting power for 59% of SEI, Inc. Accordingly, he may be deemed to be the beneficial owner of the 7,979,994 shares of the Company held by SEI, Inc., and they are included under his name in the table.

PROPOSAL ONE: ELECTION OF DIRECTORS

General

The Board of Directors is divided into three classes. Each class of directors is elected for a three-year term. On the recommendation of the Nominating Committee, the Board of Directors fixed the size of the board at eight directors and nominated three candidates, all of whom are currently directors of the Company, to be elected as Class I directors at the Annual Meeting. Class I directors serve for three-year terms ending at the 2014 annual meeting, or when their successors are duly elected and qualified. The terms of the remaining Class II and Class III directors expire at the annual meetings to be held in 2012 and 2013, respectively. Any director over age 72 shall not be eligible for re-election.

Each of the nominees has consented to be named as a nominee. If any nominee should become unavailable to serve, the Board of Directors may decrease the number of directors pursuant to the Bylaws or may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board of Directors. The Board has no reason to believe that any nominee will be unavailable or, if elected, unable to serve.

Certain information regarding each nominee and incumbent director is set forth below as of April 1, 2011, including age, principal occupation, and a brief description of business experience and directorships held with other public corporations during at least the last five years.

The Board of Directors recommends that the stockholders vote “FOR” each of the following nominees for Class I Director:

Michael G. Jesselson, age 59, has served as a Director of the Company since November 1997. Mr. Jesselson is President of Jesselson Capital Corporation, a private investment corporation headquartered in New York City. He also serves on the Board of Directors of a number of nonprofit institutions. Mr. Jesselson provides investment expertise to the Board and as one of the Company’s longest-serving non-employee Directors, he also brings an important historical company view to the Board of Directors.

Roger S. Markfield, age 69, has served as Vice Chairman, Executive Creative Director of the Company since February 2009 and as a Director since March 1999. From February 2007 to February 2009, Mr. Markfield served as a non-executive officer employee of the Company. Prior to February 2007, he served the Company as Vice-Chairman since November 2003, as President from February 1995 to February 2006, and as Co-Chief Executive Officer of the Company from December 2002 to November 2003. Mr. Markfield also served the Company and its predecessors as Chief Merchandising Officer from February 1995 to December 2002 and as Executive Vice President of Merchandising from May 1993 to February 1995. Prior to joining the Company, he served as Executive Vice President-General Merchandising Manager for the Limited Division of The Limited, Incorporated, a large national specialty retailer, from May 1992 to April 1993. From 1969 to 1976 and from 1979 to 1992, he was employed by R.H. Macy & Co., a national retailer operating department and specialty stores, as a Buyer in Boys’ Wear rising to the office of President of Corporate Buying-Men’s. From 1976 to 1979, Mr. Markfield served as Senior Vice President of Merchandising and Marketing for the Gap Stores, Inc. Mr. Markfield’s experience as Executive Creative Director of the Company gives him unique insights into the Company’s challenges, opportunities and operations. He has a deep understanding of the needs and desires of our customers and brings a long history of relevant retail executive experience to the Board.

Other Public Company Board Service: Mr. Markfield also serves on the Board of Directors of DSW, Inc.

Jay L. Schottenstein, age 56, has served as Chairman of the Company and its predecessors since March 1992. He served the Company as Chief Executive Officer from March 1992 until December 2002 and prior to that time, he served as a Vice President and Director of the Company’s predecessors since 1980. He has also served as Chairman of the Board and Chief Executive Officer of Schottenstein Stores Corporation (“SSC”), a private company, since March 1992 and as President since 2001. Prior thereto, Mr. Schottenstein served as Vice Chairman of SSC from 1986 to 1992. He has been a Director of SSC since 1982. He has also served as

Chairman since March 1992 and as Chief Executive Officer from July 1999 through December 2000 and from April 1991 through July 1997 of Retail Ventures, Inc. (“RVI”), a company traded on the New York Stock Exchange. Mr. Schottenstein also served as Chief Executive Officer from March 2005 to April 2009 and as Chairman of the Board since March 2005 of DSW, Inc., a company traded on the New York Stock Exchange. He has also served as an officer and director of various other corporations owned or controlled by members of his family since 1976. As the Company’s former Chief Executive Officer, Mr. Schottenstein is familiar with all aspects of the Company including its management, operations and financial requirements. He brings extensive knowledge and understanding of our business and the retail industry to the Board.

Other Public Company Board Service: Mr. Schottenstein also serves on the Board of Directors of RVI and DSW, Inc.

The following Class II Directors have been previously elected to terms that expire as of the 2012 Annual Meeting:

Janice E. Page, age 62, has served as a Director of the Company since June 2004. Prior to her retirement in 1997, Ms. Page spent 27 years in retailing holding numerous merchandising, marketing and operating positions with Sears Roebuck & Company, including Group Vice President from 1992 to 1997. Ms. Page is currently a private investor. She holds a BA from Pennsylvania State University. Ms. Page has extensive knowledge of the retail industry and her service on other public company boards allows her to provide the Board of Directors with a variety of perspectives on corporate governance issues.

Other Public Company Board Service: Ms. Page also serves as a Director and Compensation Committee Chair of R.G. Barry Corporation, a company which develops and markets footwear, and as a Director and Nominating and Governance Committee Chair of Hampshire Group, Limited, a developer and marketer of men’s and women’s sweaters and sportswear. She was formerly on the Board and served as Compensation Committee Chair of Kellwood Company from 2000 to 2008 and served as Trustee of Glimcher Realty Trust from 2001 to 2004.

Gerald E. Wedren, age 74, has been a Director of the Company since November 1997. Mr. Wedren has served as President of Craig Capital Co., a Washington D.C. based merger and acquisition firm since 1973. Mr. Wedren was President of G.E.W. Inc., an owner of fast food restaurants, from 1981 to 1988. Mr. Wedren holds a BBA and a JD from Case Western Reserve University. Mr. Wedren brings entrepreneurial and venture development experience to the Board and as one of the Company’s longest-serving non-employee Directors, he brings an important historical company view to the Board of Directors.

Other Public Company Board Service: Mr. Wedren also serves on the Board of Directors of Encompass Group, Inc. He was formerly on the Board of Westaff, Inc. from 2007 to 2010.

The following Class III Directors have been previously elected to terms that expire as of the 2013 Annual Meeting:

Thomas R. Ketteler, age 68, has been a Director of the Company since February 2011. Prior to his retirement from SSC in 2005, Mr. Ketteler served as Chief Operating Officer since 1995, as Executive Vice President of Finance and Treasurer from 1981, and as a director since 1985. Prior to SSC, he was a partner in the firm of Alexander Grant and Company, Certified Public Accountants. Mr. Ketteler currently provides consulting services to SSC and served as a consultant to the Company’s Board from 2003 until June 2010. Mr. Ketteler provides expertise in financial and accounting issues and his historical experience with the Company is invaluable to the Board.

Other Public Company Board Service: Mr. Ketteler previously served on the Company’s Board from 1994 to 2003 and currently serves on the Board of Directors and as Audit Committee Chair of Encompass Group, Inc.

Cary D. McMillan, age 53, has been a Director of the Company since June 2007. He has served as Chief Executive Officer of True Partners Consulting, LLC, a professional services firm providing tax and other financial services, since December 2005. From October 2001 to April 2004, he was the Chief Executive

Officer of Sara Lee Branded Apparel. Mr. McMillan served as Executive Vice President of Sara Lee Corporation, a branded consumer packaged goods company, from January 2000 to April 2004. From November 1999 to December 2001, he served as Chief Financial and Administrative Officer of Sara Lee Corporation. Prior thereto, Mr. McMillan served as an audit partner with Arthur Andersen LLP. He holds a BS from the University of Illinois and is a Certified Public Accountant. Mr. McMillan brings to the Board demonstrated leadership abilities as a Chief Executive Officer and an understanding of business, both domestically and internationally. His experience as a former audit partner also provides him with extensive knowledge of financial and accounting issues. Furthermore, Mr. McMillan’s service on other public boards also provides knowledge of best practices.

Other Public Company Board Service: Mr. McMillan also serves on the Board of Directors of McDonald’s Corporation. Mr. McMillan was formerly on the Board of Directors of Hewitt Associates, Inc. from 2002 to 2010 and Sara Lee Corporation from 2000 to 2004.

James V. O’Donnell, age 70, has served as Chief Executive Officer of the Company since November 2003 and prior thereto as Co-Chief Executive Officer of the Company since December 2002 and as Chief Operating Officer for the Company since December 2000. Mr. O’Donnell became a member of the Board in December 2000. Prior to joining the Company, since December 1999, he served as President and Chief Operating Officer of Lyte, Inc., a retail technology services company. From 1997 to 2000, Mr. O’Donnell served as Director of Merchant Banking for Colmen Capital Advisors, Inc., and as a Project Consultant for the C. Everett Koop Foundation. From 1992 to 1997, Mr. O’Donnell was an owner and Chief Executive Officer of Computer Aided Systems, Inc. From 1980 to 1992, Mr. O’Donnell held various executive positions at The Gap Inc., and from 1987 to 1992 he was Executive Vice President. From 1989 to 1992, he served as Chief Operating Officer of The Gap Inc. Mr. O’Donnell holds a BS from Villanova University. He is also a member of the Board of Trustees of Villanova University. Mr. O’Donnell’s day to day leadership as Chief Executive Officer of the Company provides him with intimate knowledge of our operations. His extensive knowledge and understanding of our business and the retail industry is invaluable to the Board.

Other Public Company Board Service: Mr. O’Donnell was formerly on the Board of Directors of The Gap Inc. from 1987 to 1992.

INFORMATION CONCERNING THE BOARD OF DIRECTORS

Board Meetings

During the fiscal year ended January 29, 2011 (“Fiscal 2010”), the Board of Directors met seven times. During Fiscal 2010, all members of the Board of Directors attended 75% or more of the total number of meetings of the Board and of the committees of the Board on which they served. It is the expectation of the Company that all incumbent directors attend the Annual Meeting of Stockholders. All incumbent members of the Board of Directors were present at our 2010 Annual Meeting, except for Mr. Wedren.

Director Compensation

Directors who are employees of the Company do not receive additional compensation for serving as directors. The table below sets forth the compensation for directors who are not employees of the Company. In addition, the Company pays attorneys fees related to the preparation and filing of director stock ownership forms with the SEC. The Company also reimburses travel expenses to attend Board and committee meetings and director continuing education expenses.

Fiscal 2010 Director Compensation (1)

	Fees Earned or	Stock
	Paid in Cash	Awards	Total
Name	($)	($)	($)
	(2)	(3)

Jon P. Diamond (4)	$13,750	$30,000	$43,750
Michael G. Jesselson	$115,000	$120,000	$235,000
Alan T. Kane (5)	$98,250	$120,000	$218,250
Cary D. McMillan	$116,500	$120,000	$236,500
Janice E. Page	$127,000	$120,000	$247,000
J. Thomas Presby (6)	$135,000	$120,000	$255,000
Jay L. Schottenstein (7)	$275,000	$200,000	$475,000
Gerald E. Wedren	$115,000	$120,000	$235,000

(1)	Fiscal 2010 refers to the fifty-two week period ended January 29, 2011.

(2)	Amounts represent fees paid during Fiscal 2010. Directors who are not employees of the Company are paid a retainer of $55,000 per year, payable in installments on the first business day of each calendar quarter. Non-employee directors who serve on a Board committee receive a retainer of $20,000 per year for each committee, paid in installments on the first business day of each calendar quarter. Non-employee directors who serve as committee chairs receive an additional retainer, also paid in installments on the first day of each calendar quarter, as follows: $25,000 per year for the Audit Committee; $15,000 per year for the Compensation Committee; and $12,000 per year for the Nominating Committee. Non-employee directors also receive a per meeting fee of $1,500 for an in-person meeting or $1,000 for a telephonic meeting for serving on a special committee of the Board and the non-employee director chair of a special committee receives a per meeting fee of $3,000 for an in-person meeting or $2,000 for a telephonic meeting. The Lead Independent Director also receives an additional retainer of $20,000 per year paid in installments on the first business day of each calendar quarter.

(3)	Under the Company’s 2005 Stock Award and Incentive Plan, as amended, (the “2005 Amended Plan”) directors who are not employees of the Company received an automatic stock grant of a number of shares equal in value to $30,000 based on the closing sale price of the Company’s stock on the first day of each calendar quarter. Directors may defer receipt of up to 100% of the shares payable under the quarterly stock grant in the form of a share unit account. None of the directors elected to defer their quarterly share retainer during calendar 2010. Mr. McMillan elected to defer his quarterly share retainer during calendar 2011.

(4)	Mr. Diamond served on the Board of Directors until the 2010 Annual Meeting of Stockholders held on June 9, 2010.

(5)	Mr. Kane served on the Board of Directors until January 31, 2011.

(6)	Mr. Presby served on the Board of Directors until January 10, 2011.

(7)	In connection with his services as our Chairman, Mr. Schottenstein receives cash compensation of $275,000 per year. Under the Company’s 2005 Amended Plan, Mr. Schottenstein additionally receives an automatic quarterly stock grant of a number of shares equal in value to $50,000 based on the closing sale price of the Company’s stock on the first day of each calendar quarter.

Until June 2005, non-employee directors received an automatic quarterly grant of options to purchase shares of common stock. At January 29, 2011, the aggregate number of option awards outstanding was: Mr. Jesselson—2,903 shares; Ms. Page—14,515 shares; and Mr. Wedren—26,127 shares. Mr. Schottenstein also received various stock option awards prior to June 2005, as determined by the Compensation Committee, and awards for 325,167 shares remained outstanding at January 29, 2011.

In June 2005, the Board of Directors determined that each director should own common stock of the Company and established the following ownership guidelines. Within three years of joining the Board or the implementation of the ownership guidelines, each director must hold stock of the Company worth at least four times the current annual cash base retainer amount, or currently $220,000. The following forms of equity interests in the Company count towards the stock ownership requirement: shares purchased on the open market; shares obtained through stock option exercise; shares held as deferred stock units; shares held in benefit plans; shares held in trust for the economic benefit of the director or spouse or dependent children of the director; and shares owned jointly or separately by the spouse or dependent children of the director. Stock options do not count towards the stock ownership requirement.

Leadership Structure

Since 2002, the positions of Chairman of the Board and Chief Executive Officer have been held by two different persons. Mr. O’Donnell is the Company’s Chief Executive Officer while the Board is led by our Chairman, Mr. Schottenstein. Mr. Schottenstein is the former Chief Executive Officer of the Company and has significant experience in our industry and with the Company, which experience provides our Board with significant leadership advantages. The Company has also established a Lead Independent Director position. The Lead Independent Director is appointed by the independent directors annually. Mr. Jesselson was appointed as the Company’s Lead Independent Director for Fiscal 2010. The Lead Independent Director is responsible for:

•	Presiding over the meetings of independent directors;

•	Serving as a liaison between the Chairperson and independent directors;

•	Having input on information sent to the Board;

•	Having input on meeting agendas for the Board; and

•	Approving meeting schedules to assure that there is sufficient time for discussion of all agenda items.

The Lead Independent Director also has the authority to call meetings of the independent directors, and if requested by major stockholders, is available, if appropriate, for consultation and direct communication. We believe that this leadership structure provides our Board with the greatest depth of leadership and experience, while also providing balance for the direction of the Company.

Meetings of Independent Directors

The Board’s policy is to have the independent directors meet separately in executive session in connection with each regularly scheduled board meeting (at least four times annually). During each meeting of the independent directors, the Lead Independent Director will lead the discussion.

Director Independence

The Board has determined that the following directors are independent as defined in the applicable rules of the New York Stock Exchange:

Michael G. Jesselson	Cary D. McMillan	Jay L. Schottenstein
Thomas R. Ketteler	Janice E. Page	Gerald E. Wedren

In particular, the Board has determined that none of these directors have relationships that would cause them not to be independent under the specific criteria of Section 303A.02 of the NYSE Listed Company Manual.

In making these determinations, the Board took into account all factors and circumstances that it considered relevant, including the following:

•	Whether the director is currently, or at any time during the last three years was, an employee of the Company or any subsidiary of the Company;

•	Whether any immediate family member of the director is currently, or at any time during the last three years was, an executive officer of the Company or any subsidiary of the Company;

•	Whether the director is an employee or any immediate family member of the director is an executive officer of a company that has made payments to, or received payments from, the Company or any subsidiary of the Company for property or services in an amount which is in excess of the greater of $1 million, or 2% of such other company’s consolidated fiscal gross revenues in the current year or any of the past three fiscal years;

•	Whether the director is an executive officer of a charitable organization which received contributions from the Company or any subsidiary of the Company in the past three years in an amount which exceeds the greater of $1 million, or 2% of the charitable organization’s consolidated gross revenues;

•	Whether the director or any of the director’s immediate family members is, or has been in the past three years, employed by a company that has or had, during the same period, an executive officer of the Company on its compensation committee;

•	Whether the director or any of the director’s immediate family members is, or has been in the past three years, a partner or employee of the Company’s independent registered public accounting firm;

•	Whether the director or any of the director’s immediate family members accepted any payment from the Company or any of its subsidiaries in excess of $120,000 during the current fiscal year or any of the past three fiscal years, other than compensation for board or board committee service and pension or other forms of deferred compensation for prior service; and

•	Whether the director has any other relationship with the Company or any subsidiary of the Company, either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company or any subsidiary of the Company.

Board Committees

The Board has a standing Audit Committee, a standing Compensation Committee and a standing Nominating Committee. These committees are governed by written charters, which were approved by the Board of Directors and are available on the Company’s website at http://www.ae.com under the links “About AEO Inc., AE Investment Info, Corporate Governance.”

The following sets forth Committee memberships as of the date of this proxy statement:

	Audit	Compensation	Nominating
Director	Committee	Committee	Committee

Michael G. Jesselson (1)	X		X
Thomas R. Ketteler	X	X
Cary D. McMillan	XX	X	X
Janice E. Page	X	X	XX
Gerald E. Wedren	X	XX	X

X = Member

XX = Committee Chair

(1)	Mr. Jesselson also serves as the Company’s Lead Independent Director.

Audit Committee

The primary function of the Audit Committee is to assist the Board in monitoring: (1) the integrity of the financial statements of the Company; (2) the qualifications, performance and independence of the independent registered public accounting firm; (3) the performance of the internal auditors; and (4) the Company’s compliance with regulatory and legal requirements. The Audit Committee also reviews and approves the terms of any new related party agreements. The Audit Committee met ten times during Fiscal 2010.

The Board has determined that Mr. Ketteler and Mr. McMillan qualify as “audit committee financial experts” as defined by the SEC rules adopted pursuant to the Sarbanes-Oxley Act of 2002.

Compensation Committee

The function of the Compensation Committee is to aid the Board in meeting its responsibilities with regard to oversight and determination of executive compensation. Among other things, the Compensation Committee reviews, recommends and approves salaries and other compensation of executive officers and administers the Company’s stock award and incentive plans (including reviewing, recommending and approving stock award grants to executive officers). The Compensation Committee met eight times during Fiscal 2010.

Nominating Committee

The function of the Nominating Committee is to aid the Board in meeting its responsibilities with regard to the organization and operation of the Board, selection of nominees for election to the Board and other corporate governance matters. The Nominating Committee met six times during Fiscal 2010. The Nominating Committee developed and reviews each year the Company’s Corporate Governance Guidelines, which were adopted by the Board and are available on our website at http://www.ae.com under the links “About AEO Inc., AE Investment Info, Corporate Governance.” The Nominating Committee periodically reviews the appropriate size of the Board, whether any vacancies are expected due to retirement or otherwise, and the need for particular expertise on the Board. In evaluating and determining whether to recommend a candidate to the Board, the Nominating Committee reviews the appropriate skills and characteristics required of Board members in the context of the background of existing members and in light of the perceived needs for the future development of the Company’s business, including issues of diversity and experience in different substantive areas such as retail operations, marketing, technology, distribution, real estate and finance. The Board seeks the best director candidates based on the skills and characteristics required without regard to race, color, national origin, religion, disability, marital status, age, sexual orientation, gender, gender identity and expression, or any other basis protected by federal, state or local law.

Candidates may come to the attention of the Nominating Committee from a variety of sources, including current Board members, stockholders, and management. All candidates are reviewed in the same manner regardless of the source of the recommendation. In the past, the Nominating Committee has retained the services of a search firm to assist in identifying and evaluating qualified director candidates.

The Nominating Committee will consider the recommendations of stockholders regarding potential director candidates. In order for stockholder recommendations regarding possible candidates for director to be considered by the Nominating Committee:

•	Such recommendations must be submitted to the Nominating Committee in care of: Corporate Secretary, American Eagle Outfitters, Inc., 77 Hot Metal Street, Pittsburgh, PA 15203, in writing at least 120 days prior to the date of the next scheduled Annual Meeting;

•	The nominating stockholder must meet the eligibility requirements to submit a valid stockholder proposal under Rule 14a-8 of the Securities Exchange Act of 1934; and

•	The stockholder must describe the qualifications, attributes, skills or other qualities of the recommended director candidate.

Board Oversight of Risk Management

The Board has allocated responsibilities for overseeing risk associated with the Company’s business among the Board as a whole and the Committees of the Board. In performing its risk oversight function, the Board:

•	Oversees management’s development and execution of appropriate business strategies to mitigate the risk that such strategies will fail to generate long-term value for the Company and its stockholders or that such strategies will motivate management to take excessive risks; and

•	Oversees the development and implementation of processes and procedures to mitigate the risk of failing to assure the orderly succession of the Chief Executive Officer and the senior executives of the Company.

The Board also regularly reviews information regarding the Company’s financial, operational and strategic risks. The full Board receives quarterly updates from management’s Risk Management Committee which is responsible for identifying, quantifying and assisting leaders across the Company in mitigating risks. Each of the Board’s Committees also oversees the management of Company risks that fall within the Committee’s areas of responsibility. In performing this function, each Committee has full access to management, as well as the ability to engage advisors. As set forth in its charter, the Audit Committee is responsible for discussing with management the Company’s major financial risk exposures and the steps management has taken to monitor and control those exposures. The Audit Committee gives updates to the Board at its regular meetings, including updates on financial and information technology risks. The Audit Committee also meets privately with the Company’s independent auditor, the internal auditor and the Chief Financial Officer quarterly. As set forth in its charter, the Compensation Committee oversees the Company’s risk management related to employee compensation plans and arrangements. The Nominating Committee manages risks associated with the independence of the Board of Directors and the Company’s corporate social responsibility program. While each committee is responsible for overseeing the management of those risk areas, the entire Board of Directors is also regularly informed through committee reports.

Compensation Committee Interlocks and Insider Participation

During Fiscal 2010 and currently, the members of the Compensation Committee have included Messrs. Wedren (Chairman), Kane, Ketteler, McMillan, Presby and Ms. Page. None of the current or former members of the Compensation Committee are present or former officers of the Company or its subsidiaries or have affiliates that are parties to agreements with the Company.

Communications with the Board

The Board provides a process for all interested parties to send communications to the independent members of the Board. That process is described on the Company’s website at http://www.ae.com under the links “About AEO Inc., AE Investment Info, Corporate Governance, Board of Directors.”

Corporate Governance Information

The Company’s corporate governance materials, including our corporate governance guidelines, the charters of our audit, compensation and nominating committees and our Code of Ethics that applies to all of our directors, officers (including the Principal Executive Officer, Principal Financial Officer, Principal Accounting Officer and Controller) and employees may be found on the Company’s website at http://www.ae.com under the links “About AEO Inc., AE Investment Info, Corporate Governance.” Any amendments or waivers to our code of ethics will also be available on our website. A copy of the corporate governance materials is also available in print to any stockholder who requests it.

EXECUTIVE OFFICERS

The following persons are executive officers of the Company as of the date of this proxy statement. For information regarding officers who are also directors, see “Election of Directors.” The officers of the Company are elected annually by the Board and serve at the pleasure of the Board.

Thomas A. DiDonato, age 52, has served the Company as Executive Vice President of Human Resources since July 2005. Prior to joining the Company, Mr. DiDonato served the H.J. Heinz Company as Chief People Officer from September 2004 to July 2005, as Vice President of Global Leadership and Development for the Heinz World Headquarters from December 2003 to September 2004 and prior thereto as Vice President of Human Resources for Heinz North America since July 2001. From 1997 to 2001, Mr. DiDonato served as Senior Vice President of Human Resources for Merck-Medco Managed Care LLC. Prior to that time, Mr. DiDonato held various Vice President level positions with Pepsico from 1990 to 1997 and with Philip Morris Companies, Inc. from 1982 to 1990.

Fredrick W. Grover, age 60, has served the Company as Executive Vice President of Brand Merchandising, Marketing and AE Direct since April 2011. Prior thereto, Mr. Grover served the Company as Executive Vice President of Brand Marketing and AE Direct since April 2009, as Executive Vice President of AE Direct from December 2004 to April 2009 and as President of Bluenotes from January 2003 to December 2004. From 2001 to 2003, Mr. Grover served the Company as Senior Vice President of Merchandising and from 1992 to 2001 he served the Company as Vice President, General Merchandising Manager. Prior to that time, Mr. Grover held various retail positions with the Company starting as an Assistant Store Manager in 1978 and rising to the position of Divisional Merchandising Manager in 1988.

Joan Holstein Hilson, age 51, has served the Company as Executive Vice President, Chief Financial Officer, since April 2009 and as Principal Financial and Accounting Officer since April 2006. Prior thereto, Ms. Hilson served as Executive Vice President, Chief Financial Officer, AE Brand, since April 2006 and as Senior Vice President, Finance from September 2005 to April 2006. Prior to joining the Company, Ms. Hilson held various positions at the Victoria’s Secret Stores division of Limited Brands, Inc., including Executive Vice President and Chief Financial Officer from July 2002 to August 2005, Vice President of Planning and Allocation from April 1997 to June 2002, Vice President of Finance from February 1996 to March 1997 and Vice President of Financial Planning from August 1995 to January 1996. Prior to that time, Ms. Hilson held various other management level positions with Limited Brands, Inc. from April 1993 to July 1995. Ms. Hilson held various finance management positions at Sterling Jewelers, Inc. from August 1985 to January 1993 and prior thereto she worked as a Certified Public Accountant with Coopers & Lybrand.

Dennis R. Parodi, age 59, has served the Company as Executive Vice President, Store Operations since April 2009. Prior thereto, he served the Company as Executive Vice President and Chief Operating Officer, New York Design Center, since February 2006, as Senior Vice President of Real Estate and Construction since May 2004 and as Vice President and Chief Operating Officer, New York Design Center, since March 2003. Prior to joining the Company, Mr. Parodi served as a consultant for Whelan’s International Corporation from January 2002 to March 2003. From February 1983 to December 2001, Mr. Parodi held various positions with GAP, Inc., including Executive Vice President-U.S. Stores & Global Operations from 1998 to 2001, Senior Vice President-Director of Stores from 1993 to 1998, Vice President-Eastern Zone from 1988 to 1993 and Regional Manager from 1983 to 1988.

Michael R. Rempell, age 37, has served the Company as Executive Vice President and Chief Operating Officer, New York Design Center, since April 2009. Prior thereto, he served the Company as Senior Vice President and Chief Supply Chain Officer from May 2006 to April 2009, Senior Vice President of Information Technology and Supply Chain from May 2003 to April 2006, Vice President of Supply Chain from April 2002 to May 2003 and Senior Director of AE Direct from February 2000 to April 2002. Prior to joining the Company, Mr. Rempell was an associate with PricewaterhouseCoopers Consulting and Accenture.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers, directors or persons who are beneficial owners of more than ten percent of the Company’s Common Stock (“reporting persons”) to file reports of ownership and changes in ownership with the SEC. Reporting persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms filed by them. Based on its review of the copies of Section 16(a) forms received by it, the Company believes that, during Fiscal 2010, with the exception of one late Form 4 filing for each of Messrs. DiDonato, Fiore, Kane and Markfield, all reporting persons complied with applicable filing requirements.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes the compensation philosophy, objectives, policies and practices with respect to our named executive officers (the “NEOs”). For Fiscal 2010, our NEOs were our (1) Chief Executive Officer; (2) Vice Chairman and Executive Creative Director; (3) Executive Vice President, Supply Chain and Real Estate; (4) Executive Vice President and Chief Financial Officer; (5) Executive Vice President and Chief Design Officer; (6) Executive Vice President—Brand Marketing & AEO Direct; and (7) Executive Vice President—Store Operations. The Executive Vice President, Supply Chain and Real Estate ended his employment with the Company on November 30, 2010 but is deemed to be a NEO for Fiscal 2010 because of the level of his total compensation and because he served as an executive officer during the year. The Executive Vice President and Chief Design Officer resigned effective October 27, 2010 but is deemed to be a NEO for Fiscal 2010 because of the level of her total compensation and because she served as an executive officer during the year.

Executive Summary

During Fiscal 2010, the Company and the specialty retail industry faced many challenges. The economic climate of rising fuel prices, raw material cost increases, high unemployment and housing and credit crises continued to lead consumers to be discriminating with their discretionary income. This led us to focus on operational practices and expenses such as pricing strategies, promotional activity, production, inventory management, distribution and non-merchandise procurement. When reviewing the results for the year, the Compensation Committee considers the economy’s impact on the financial and operational performance of the Company as well as executive leadership’s efforts to drive the Company strategy affecting top and bottom-line growth. Review of year-end results and associated pay decisions incorporate current-year, past and expected performance from the Company, including all brands and lines of business. For Fiscal 2010, achievement of the performance goals was affected by both external and internal factors, resulting in performance that fell below the Board-approved annual operating plan but consistent with threshold goals under the variable incentive plans. Threshold goals establish the minimum acceptable level of performance against the established performance objectives. This resulted in earn-outs under the performance-based compensation elements for Fiscal 2010 that were below the targeted award opportunity for the NEOs.

For Fiscal 2010, NEO compensation was driven by the Company’s financial results, as measured by Net Income and Comparable Store Sales as described in more detail below in the “Fiscal 2010 Performance Metrics” section. Net Income excludes (1) extraordinary charge(s); and/or (2) any accruals for restructuring programs, merger integration costs, or merger transaction costs; and/or (3) other unusual or infrequent items (whether gains or losses); and/or (4) asset impairment charges; and/or (5) discontinued operations (“Adjusted Net Income”). Comparable Store Sales is a measure of sales growth for stores that have been open for more than one year. The goals were intended to drive growth in all brands while also recognizing the difficult economic environment that began in 2008 and continued throughout 2010. As described herein, our Adjusted Net Income results achieved threshold-level performance. Accordingly, this resulted in a payout equal to 25% of the target annual incentive bonus and failure of the full restricted stock units award for the fiscal year to vest. All performance awards were based on pre-established goals and discretion was not exercised in determining NEO earnings.

The objectives and framework of our executive compensation program in Fiscal 2010 remained relatively consistent with those of Fiscal 2009. The overall philosophy of our executive compensation program is to attract highly skilled, performance-oriented executives and to motivate them to achieve outstanding results through appropriate means. Our plan is guided by four core principles: Performance; Competitiveness; Affordability; and Simplicity. Executive compensation is delivered to our NEOs primarily through three elements:

• Annual Base Salary	Provides a baseline compensation level that delivers cash income to the NEOs.
• Annual Incentive Bonus
Provides additional cash income to NEOs while focusing them on key annual objectives.

Bonus is earned between threshold and maximum level based on achievement of pre-established annual performance goals.

• Equity Awards (Stock Options, Restricted Stock Units, Performance Shares)
Aligns NEO compensation with Company performance objectives and shareholder value creation.

Stock Options provide compensation only to the extent that vesting requirements are satisfied and our share price appreciates.

Restricted Stock Units vest proportionately over three years from grant, but may accelerate to fully vest in the first year based on achievement of the pre-established performance goal.
Performance Shares vest between threshold and maximum level only to the extent that the pre-established, year three performance goal is met. If below threshold-level performance is achieved, the award forfeits.

Working within our principles, these elements enable the Company to offer a competitive total annual compensation opportunity in which realized pay and costs are highly sensitive to the degree to which key operational performance objectives are attained. The compensation for our NEOs is carefully balanced to provide a mix of cash and equity-based awards and focused on both annual and long-term performance to ensure that executives are rewarded for, and held accountable for, achievement of both annual and long-term financial and strategic objectives.

We regularly review our programs to ensure alignment with our principles, the competitive environment and corporate governance best practices. Our overall program aligns with recognized corporate governance best practices, including: a long-term performance-based goal; share ownership requirements; exclusion of gross-ups on taxable benefits; executive payment for personal use of the Company aircraft; and change in control and retirement benefit provisions that are modest in relation to many of our peers. Changes were made to the design of the overall compensation program in Fiscal 2009. During Fiscal 2010, the Compensation Committee made additional adjustments in support of the Company’s long-standing policy of employing a program with a balanced mix of cash and equity focused on annual and long-term performance measurement and metrics that are key drivers of sustainable shareholder value creation over time. The overall program is intended to ensure that management is held accountable for long-term results and does not pursue overly risky business strategies in order to maximize short-term compensation payouts. Following an extensive executive compensation analysis and benchmark project during Fiscal 2010, we implemented additional changes effective for Fiscal 2011. Details of these plan design changes are discussed below in the “Compensation Program Changes” section.

Compensation Program Changes

The following compensation program changes were adopted for Fiscal 2011 as a result of the Company’s continuing effort to adhere to corporate governance best practices:

•	Adjustments to the Chief Executive Officer’s compensation package consisting of a reduction of total equity grant value by 50% (resulting in a 37.2% reduction in target total compensation) and reallocating the entire equity grant into the long-term, three-year Performance Share Plan;

•	Elimination of Stock Options as an element of the executive compensation plan in order to move more of the NEO’s equity-based compensation into performance-based awards;

•	The equity mix for senior executives, including the NEOs, has been altered to shift a greater percentage of overall equity into performance-based elements. This resulted in a majority of the NEO’s equity awards being issued under the long-term, three-year Performance Share Plan (100% for the Chief Executive Officer, 82% for the Vice Chairman, Executive Creative Director, and 55% for all other NEOs); and

•	Redesign of the long-term performance plan, the Performance Share Plan, so that performance is measured cumulatively over a three year period with relative vesting at the end of the performance period.

The following adjustments were made for Fiscal 2010 to further align the interests of our NEO’s with the long-term interests of our stockholders as well as to focus operational strategies and performance on two key metrics:

•	Aligning the elements and equity mix of the Chief Executive Officer’s and Vice Chairman, Executive Creative Director’s compensation package with the other NEOs’ compensation program by replacing the Long-Term Incentive Cash Plan (“LTICP”) with Performance Shares and issuing Restricted Stock Units; and

•	Measuring performance of the annual incentive bonus against two critical operational metrics (previously one metric).

As described in the Fiscal 2009 Compensation Discussion & Analysis, the executive compensation program was redesigned for Fiscal 2009 with the following changes:

•	Eliminated the LTICP for all NEOs other than the Chief Executive Officer and Vice Chairman, Executive Creative Director (due to contract terms which were negotiated prior to the plan changes taking effect);

•	Established an annual Restricted Stock Unit award that vests proportionately over three years but may accelerate to fully vest in the first year based on achievement of a target performance goal;

•	Established an annual Performance Shares award that vests based on performance achieved against a long-term, year three goal; and

•	Reduced the overall compensation opportunity for our NEOs.

Overview

Role of Our Compensation Committee

Our Compensation Committee reviews and approves annual base salaries and other compensation of our NEOs and makes awards and other decisions relating to the Company’s 2005 Amended Plan. The Compensation Committee also reviews and approves, where applicable, others aspects of executive compensation. Furthermore, the Compensation Committee reviews and approves changes to the Company’s compensation peer group, as deemed appropriate, taking into consideration suggestions made by Mr. O’Donnell.

Role of Executive Officers in Compensation Decisions

Mr. O’Donnell annually reviews the performance of each NEO with the Compensation Committee and makes recommendations with respect to each element of executive compensation for the NEOs, excluding himself. Mr. O’Donnell considers brand and individual performance in his recommendations to the Compensation Committee with regard to grants of equity for all executives including the NEOs. However, adjustments suggested by Mr. O’Donnell must not result in an expansion of the overall grant value pools under any circumstances. The Compensation Committee makes the final determination of individual equity awards taking into consideration Mr. O’Donnell’s recommendations. During Fiscal 2010, Mr. O’Donnell did not recommend adjustments to target awards for any executives including the NEOs.

Role of Compensation Consultants

The Compensation Committee has the authority under the Compensation Committee Charter to retain outside consultants or advisors to assist the Compensation Committee. In accordance with this authority, the Compensation Committee retained the services of Frederic W. Cook & Co., Inc. as its primary outside independent compensation consultant to advise on all matters related to Chief Executive Officer and other executive compensation. The services provided by Frederic W. Cook & Co., Inc. are subject to a written agreement with the Compensation Committee. The Compensation Committee has sole authority to terminate the relationship. Representatives of Frederic W. Cook & Co., Inc. attended four of the eight Compensation Committee meetings during Fiscal 2010. Frederic W. Cook & Co., Inc does not provide any other services to the Company. The Compensation Committee may engage other consultants as needed in order to provide analysis, recommendations or other market data.

For Fiscal 2010, the Compensation Committee primarily engaged consultants from Frederic W. Cook & Co. to provide guidance and insights related to the executive compensation analysis and benchmark project, changes to the executive compensation program for Fiscal 2011 and review and adjustment of the Chief Executive Officer’s compensation package for Fiscal 2011.

Under the direction of the Compensation Committee, Frederic W. Cook & Co., Inc. interacts with members of the senior management team to provide insights into market practices and to ensure that management is fully informed with regard to emerging best practices and market trends. This ensures that proposals developed by management align with the marketplace, the Company’s overall compensation objectives and the objectives of stockholders.

Management engages the Hay Group, Inc. as needed to provide market data and analysis with regard to competitive market compensation rates. This data is used as a supplement to that provided to the Compensation Committee by Frederic W. Cook & Co. and to validate and verify the accuracy of data used by the Compensation Committee in its deliberations.

Compensation Program Objectives

We focus on the following core principles in structuring an effective compensation program that meets our stated philosophy:

•	Performance—We endeavor to align executive compensation with the achievement of measureable operational and financial results and increases in shareholder value. Our compensation program includes significant performance based remuneration and is designed for our executives to have a similar or larger portion of their total compensation “at risk” based on Company performance than our peer companies. We believe this feature creates a meaningful incentive to achieve challenging, yet realistic, performance objectives. In addition, our program features a substantial equity component in order to align executive interests with the interests of our stockholders and retain executive talent through a multi-year vesting schedule. These features ensure that actual compensation varies above or below the targeted compensation opportunity based on the degree to which performance goals are attained and changes in shareholder value over time.

•	Competitiveness—We structure executive compensation to be competitive relative to a group of specialty retail peers. We target total compensation opportunity at the 75th percentile, on average, of our peer group in recognition of our emphasis on performance-based compensation and the fact that we are near the 75th percentile of the peer group based on size, as measured primarily by annual revenue. Target total compensation for individual NEOs deviates above or below the 75th percentile based on a variety of factors, including the executive’s skill set and experience relative to the market peers, historic performance and the criticality of each position to the Company.

•	Affordability—We design our compensation program to limit fixed compensation expense and tie realized compensation costs to the degree to which budgeted financial objectives are attained. In addition, we structure our incentive plans to maximize financial efficiency by establishing programs that are tax deductible, accounting efficient and by making performance based payments only to the extent that underlying performance supports the expense.

•	Simplicity—We have endeavored to create a simple, straight-forward compensation program; one that our associates and stockholders can easily understand. This approach allows our associates to focus on the goals which both drive our business results and determine the performance-based incentive payout.

Compensation Program Elements

Our executive compensation program is designed to place a sizeable amount of pay at risk for all executives. This philosophy is intended to cultivate a pay-for-performance environment. Our executive compensation plan design has five key elements:

•	Base Salary

•	Annual Incentive Bonus

•	Restricted Stock Units (“RSUs”)

•	Performance Shares (“PS”)

•	Non-Qualified Stock Options (“NSOs”)

The Annual Incentive Bonus was entirely “at risk” based on the Company’s performance during Fiscal 2010 and therefore subject to forfeiture if the Company did not achieve threshold performance goals. Performance Shares are also entirely “at risk” and subject to forfeiture if the Company does not achieve threshold performance goals by the close of Fiscal 2012, as described below. At threshold performance, the Chief Executive Officer’s total annual compensation declines by 37% relative to target performance. The other NEOs’ total annual compensation declines by an average of 36% relative to target performance. Company performance below threshold levels results in forfeiture of all elements of direct compensation other than base salary, RSUs and NSOs. NSOs provide compensation only to the extent that vesting requirements are satisfied and our share price appreciates.

Our compensation program is intended to ensure that a similar or larger portion of our executives’ total compensation is “at risk” and varies based on Company performance than our peer companies. For Fiscal 2010, our Chief Executive Officer had approximately 63% of his total compensation at risk and the remaining NEOs had approximately 55% of their total compensation at risk. Elements of our executive compensation program which we consider “at risk” are described further below in the “Compensation Program Elements” section.

The portion of total pay attributable to long-term incentive compensation and equity compensation increases at successively higher levels of management. This philosophy ensures that executive compensation closely aligns with changes in stockholder value and achievement of performance objectives while also ensuring that executives are held accountable for results relative to position level.

Base Salary

Base salary provides a baseline compensation level that delivers current cash income to the NEOs and reflects his or her job responsibilities, experience and value to the company. To aid in attracting and retaining high quality executives, salaries for our NEOs are generally targeted and paid on average at the 75th percentile of our peer group to reflect the Company’s large size relative to the peer group as measured by annual revenue, the highly competitive approach in recruiting available talent in the apparel industry and the performance-based nature of the other elements of the direct compensation program. Salaries are set at an appropriate level in order to mitigate executives from taking excessive risk to maximize the annual cash incentive as a means to ensure enough cash compensation to meet their living needs. We review base salaries in the last quarter of the fiscal year and increases, where applicable, are typically effective for the beginning of the new fiscal year. Individual salaries range above or below the 75th percentile based on a variety of factors, including position level, executive experience relative to industry peers, individual performance, future potential, leadership qualities and unique skill sets.

Annual Incentive Bonus

We structure the Annual Incentive Bonus to encourage the achievement of competitive annual performance targets and to recognize and reward short-term Company performance. The Annual Incentive Bonus focuses the executive team on key annual objectives and business drivers that support growth of the Company’s financial position, improvement in overall operations and increases in shareholder value. We establish an executive’s annual incentive bonus as a percentage of base salary, with increases in target percentages directly related to position level and individual performance. This approach places a proportionately larger percentage of total annual pay at risk for our executives relative to position level and ensures that accountability is directly proportionate to each executive’s role and responsibility. During Fiscal 2010, the target award opportunity for our Chief Executive Officer was equal to 130% of his base salary and the target award opportunities for our other NEOs ranged from 60% to 100% of their respective base salary. Annual Incentive Bonus payouts fluctuate based upon Adjusted Net Income and Comparable Store Sales results, with actual payments ranging from 0% of the targeted percentage amount for below threshold performance, to 25% of the targeted percentage amount at threshold performance, to 100% of the targeted percentage amount at target performance, to 200% of the targeted percentage amount if the Company achieves goals that are substantially above our business plan for the fiscal year (the “Compensation Goals”). Refer to the “Fiscal 2010 Performance Metrics” section below for a description of the Fiscal 2010 Annual Incentive Bonus metrics. During Fiscal 2010, threshold-level bonuses (25%) were earned based on Adjusted Net Income of $209 million.

Equity Awards

Equity compensation is designed to align executive compensation with long-term Company performance. The Company utilizes a combination of time-based RSUs, performance-based RSUs and time-based NSO grants to focus management on corporate performance and sustainable earnings growth. The overall plan design has a heavier emphasis on restricted stock units than on stock options to support our retention and performance objectives and provide a better balance of the risk/reward ratio for our executives while maintaining our commitment to increasing long-term stockholder value. Total equity grant values are pre-determined based upon the framework of the executive compensation plan design.

During Fiscal 2010, Mr. O’Donnell did not recommend adjustments to target awards for any executives including the NEOs.

Restricted Stock Units (RSUs): We determine the number of RSUs based on the overall dollar value of the award divided by the closing price of our common stock on the grant date. Dividend equivalents on RSUs are reinvested in additional RSUs and paid to the extent the RSUs vest.

RSU awards represent approximately 35% of the value of a NEO’s overall equity awards. Annual RSU grants vest proportionately over three years from the grant date assuming continued employment but may accelerate to fully vest in the first year (on the Compensation Committee certification date) based on achievement of a pre-established target annual Net Income goal which is described below. The performance acceleration feature of the RSU award is intended to focus participants on achievement of the annual goals and is a distinctive feature of the Company’s compensation plan to enhance recruitment and retention. If the annual goals are not achieved, the RSUs serve as a retention tool.

An RSU award recipient cannot earn more than 100% of the award and, unlike the Annual Incentive Bonus, above-target performance does not result in receipt of additional shares of RSUs. Based on Fiscal 2010 Adjusted Net Income of $209 million, 33.33% of the target RSUs granted during Fiscal 2010 were earned and vested. The remaining units will vest proportionately in 2012 and 2013 on the anniversary of the grant date.

Performance Shares (PS): PS were established as a long-term incentive to replace the LTICP. PS, issued as RSUs, represent approximately 25% of the value of a NEO’s overall long-term incentive/equity. We determine the number of PS based on the overall dollar value of the award divided by the closing price of our common stock on the grant date. Dividend equivalents on the PS are reinvested in additional RSUs and paid out to the extent the RSUs vest.

Annual PS grants feature year three performance based vesting. PS vest upon achievement of pre-established Earnings per Share (“EPS”) goals as further described below. If threshold performance is not met, the award does not vest and all shares are forfeited. Vesting ranges from 0% of the target amount for below threshold performance, to 50% of the target amount at threshold performance, to 100% of the target amount at target performance, to 150% of the target amount if the Company achieves goals that are substantially above our business plan for the performance period. In the event of termination of employment, executives who signed a RSU Confidentiality, Non-Solicitation, Non-Competition and Intellectual Property agreement, may be eligible to receive a pro-rata portion of their PS if the performance goals are achieved. The pro-rata amount is based on the number of days of service in the performance period as of their separation date.

The table below describes key features of our Restricted Stock Units & Performance Shares award programs:

	Timing	Grant Date/Grant Price	Approval

New Hires & Promotions	Awarded to all eligible newly hired or promoted executives on the first business day of employment in executive role.	The hire date or promotion date is the grant date and the closing price of our common stock on the grant date is the grant price.	New hire/Promotion award amounts are determined by our Chief Executive Officer based on delegation of authority from the Compensation Committee. If the grant date fair value of a new hire or promotion award exceeds $200,000, the Compensation Committee must approve the award.
Annual Award	Awarded to all eligible active executives in the first quarter of each fiscal year.	The first regularly scheduled Compensation Committee meeting date is used as the grant date and the closing price of our common stock on the grant date is the grant price, unless otherwise specified in an employment agreement.	We present final annual award amounts for all NEOs to the Compensation Committee for approval at the first regularly scheduled Committee meeting of the new fiscal year.

Non-Qualified Stock Options (NSO): NSOs represent approximately 40% of the value of an NEO’s overall long-term incentive/equity. We determine the number of shares underlying each NSO grant based on the overall value of the grant using a Black-Scholes option pricing model and the closing price of our common stock on the grant date. In no event will we grant NSOs at an exercise price below the fair market value of our common stock on the date of grant. NSO grants vest proportionately over three years with a seven year term from the grant date assuming continued employment.

For Fiscal 2009, Mr. Markfield was awarded performance-based NSOs that will vest proportionately over three years, with a seven year term. The performance-based nature of the grant was established to focus our Vice Chairman, Executive Creative Director on specific areas of the business for Fiscal 2009 and overall

Company goals in subsequent years. At the time of grant, the Compensation Committee established annual performance goals for each vesting year: Fiscal 2009 vesting would be measured against individual performance goals while Fiscal 2010 and Fiscal 2011 would be measured against company performance goals. Upon achievement of the annual pre-determined performance goals for Fiscal 2009, Fiscal 2010 and Fiscal 2011, one third of the original grant would vest each year. Based on Fiscal 2010 performance results, 100% of the second tranche of the NSO award vested.

The table below describes key features of our NSO award program:

	Timing	Grant Date/Exercise Price	Approval

New Hires & Promotions First Fiscal Quarter (following the first Compensation Committee meeting of the fiscal year) through Third Fiscal Quarter	Awarded to all eligible newly hired or promoted executives on the first business day of the fiscal quarter following hire/promotion.	The first business day of the following fiscal quarter is the grant date and the closing price on that date is the exercise price.	New hire/Promotion award amounts are determined by our Chief Executive Officer based on delegation of authority from the Compensation Committee. If the grant date fair value of a new hire or promotion award exceeds $200,000, the Compensation Committee must approve the award.

New Hires & Promotions Fourth Fiscal Quarter through First Fiscal Quarter (through the first Compensation Committee meeting of the fiscal year)	Awarded to all eligible newly hired or promoted executives; timed with the annual award in the first quarter of each fiscal year.	The date of the first regularly scheduled meeting of the Compensation Committee for the fiscal year is used as the grant date and the closing price on that date is the exercise price.

Annual Award	Awarded to all eligible active executives in the first quarter of each fiscal year.	The date of the first regularly scheduled meeting of the Compensation Committee for the fiscal year is used as the grant date and the closing price on that date is the exercise price, unless otherwise specified in an employment agreement.	We present final annual award amounts for all NEOs to the Compensation Committee for approval at the first regularly scheduled Committee meeting of the new fiscal year.

Delegation of Authority: The Compensation Committee delegates authority to the Chief Executive Officer to grant RSU, PS and/or NSOs for internal promotions and new hires, subject to an overall dollar value for each award ($200,000 grant date fair value) and for all awards in total ($4,000,000 grant date fair value cumulative cap for awards issued on any date). No authority is delegated for awards to executive officers.

Ownership Requirements: The Company has developed share ownership requirements to establish commonality of interest between management and stockholders and to encourage executives to think and act like owners. By encouraging executives to accumulate a specific level of ownership, the Company’s compensation program ensures that pay remains at risk not only with regard to outstanding awards but also with regard to realized gains. Effective with stock award grants beginning in Fiscal 2006, the Company instituted a requirement for certain senior executives, including the NEOs, to hold the equivalent value equal to one times their current salary in company stock. The Chief Executive Officer has an ownership requirement of five times his current salary ($8.5 million) and the Vice Chairman, Executive Creative Director has an ownership requirement of three times his current salary ($2.85 million). Ownership requirements are adjusted for increases in annual salary as necessary. This requirement can be met through various forms of equity: vested stock options; vested restricted stock; Employee Stock Purchase Plan shares; or personal holdings.

Until a given executive has satisfied his or her ownership requirement, the executive must hold half of his or her after-tax gains from any sale of grants from Fiscal 2006 and beyond of the Company’s stock. The Chief Executive Officer considers compliance with the ownership requirements when recommending annual equity awards for the executives, including the NEOs, to the Compensation Committee. If an executive does not hold half of after-tax gains in Company stock, he or she jeopardizes eligibility for future stock grants or awards.

Annual Award Pool

We established a performance-based Annual Award Pool (the “Award Pool”) for NEOs who are subject to Internal Revenue Code Section 162(m) (not including the Chief Financial Officer). At the beginning of each fiscal year, the Compensation Committee establishes annual performance goals for the Award Pool based on the Company’s earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the respective year. Achievement of the performance goal determines the maximum amount payable as cash awards and/or grants of time-based restricted stock awards to the NEOs. The following maximum award levels were established during Fiscal 2010 as a percent of EBITDA, in each case subject to the 2005 Amended Plan maximum of $5 million per person and further subject to the exercise of negative discretion by the Compensation Committee to reduce the maximum award:

• James V. O’Donnell, Chief Executive Officer	1.50% of actual EBITDA

• Roger S. Markfield, Vice Chairman, Executive Creative Director	1.25% of actual EBITDA

• LeAnn Nealz, Executive Vice President, Chief Design Officer	0.45% of actual EBITDA

• Joseph E. Kerin, Executive Vice President, Supply Chain and Real Estate	0.35% of actual EBITDA

During Fiscal 2010 and Fiscal 2011, the Company granted time-based RSUs to the NEOs pursuant to the Award Pools based on the achievement of the respective Fiscal 2009 and Fiscal 2010 performance goals. There have been no awards of cash incentives to NEOs under the Award Pools.

Executive Perquisites

Executive perquisites, which are disclosed below in the “Summary Compensation Table” section, are not a significant component of our executive compensation program.

Fiscal 2010 Performance Metrics

For Fiscal 2010, the Compensation Committee chose two performance metrics to develop goals for awarding the Annual Incentive Bonus and 100% accelerated vesting of the RSUs. The goals, Adjusted Net Income and Comparable Store Sales were equally weighted to reflect their shared importance in the operational success of the business. The Annual Incentive Bonus is contingent upon the achievement of specific Adjusted Net Income and Comparable Store Sales goals while the accelerated vesting of the RSUs in the first year (on the Compensation Committee certification date) is contingent upon the achievement of a specific Adjusted Net Income goal. The long-term, three year performance-based PS goals are developed and measured against EPS. The Compensation Committee has chosen Adjusted Net Income, Comparable Store Sales and EPS as the key performance metrics because they reflect the Company’s success in managing its core operations, growing the business and driving sustained increases in profit. We believe that Adjusted Net Income, Comparable Store Sales and EPS reflect all aspects of performance, including top-line revenue, expense control and efficient use of capital while maintaining simplicity in the design and execution of our executive compensation program. Moreover, we believe that these targets encourage management to focus on top-line sales and regaining market share, without having performance based compensation impacted by extraordinary, unusual or infrequent items (as more fully described in the definition of Adjusted Net Income above). These metrics and the goals described below reflect our focus on growth while also recognizing the difficult economic climate, including the challenges that impacted specialty retail beginning in 2008. As part of the plan design for Fiscal 2010, the Compensation Committee had negative discretion (i.e., authority to reduce the amount otherwise payable based on achievement of the performance goals) on any incentive payments based on overall operating results. Overall operating results are considered a reflection of leadership’s ability to drive strategy and impact top and bottom-line growth. During Fiscal 2010, the Committee did not exercise negative discretion for any executive awards, including the NEOs.

Our Compensation Committee establishes specific performance metrics goals for each performance-based compensation element at the beginning of the respective fiscal year based on a variety of factors, including but not limited to: internal budget; investor expectations; peer results; the Company’s prior year performance; the upcoming fiscal year business plan; and strategic initiatives.

The Compensation Committee established the following goals for Fiscal 2010. Except as otherwise noted, the Company measured Adjusted Net Income and Comparable Store Sales against prior year Adjusted Net Income and Comparable Store Sales (excluding MARTIN+OSA which discontinued operations in Fiscal 2010):

•	Annual Incentive Bonus:

o	50% based on Adjusted Net Income: $206 million at Threshold, $225 million at Target, and $278 million or greater at Maximum.

o	50% based on Comparable Store Sales: 0% at Threshold, +2% at Target, and +9% or greater at Maximum.

•	RSUs: $225 million Adjusted Net Income for accelerated vesting on the Compensation Committee certification date.

•	PS awards with a performance period ending Fiscal 2012: $0.97 EPS at Threshold (reflecting 4% annual growth), $1.03 EPS at Target (reflecting 6% annual growth) and $1.14 EPS at Maximum (reflecting 10% annual growth).

•	Annual Award Pool: Positive EBITDA.

•	Performance-based NSO’s (vesting of 2nd tranche): Specific goals regarding comparable store sales for the women’s business and EPS for the fiscal year.

The above targets are aligned with our business strategy and with our status as a growth company. Fiscal 2010 Adjusted Net Income and Comparable Store Sales were two-hundred and nine million ($209 million) and negative one percent (-1%) respectively, and as a result there were threshold-level payouts under the Annual Incentive Bonus (based on the Adjusted Net Income) and proportional vesting of RSU’s.

Compensation Benchmarking

In addition to many other factors that affect compensation determinations, we take into account the compensation practices of comparable companies in formulating our compensation program. We consider three key factors in choosing the companies that comprise our peer group:

•	Talent—Companies with which we compete for executive-level talent.

•	Size—Companies within the specialty retail industry with comparable revenue.

•	Comparability—Companies with which we compete for customers and investors.

For Fiscal 2010, the Company used a peer group of specialty retailers consisting of the following component companies. (Note: company name followed by stock ticker symbol in parenthetical):

•	Abercrombie & Fitch Co. (ANF)

•	Aeropostale, Inc. (ARO)

•	AnnTaylor Stores Corp. (ANN)

•	Chico’s FAS, Inc. (CHS)

•	Dick’s Sporting Goods, Inc. (DKS)

•	Gap, Inc. (GPS)

•	Guess ?, Inc (GES)

•	Hot Topic, Inc. (HOTT)

•	J. Crew Group, Inc. (JCG)

•	Limited Brands, Inc. (LTD)

•	New York & Company, Inc. (NWY)

•	Pacific Sunwear of California Inc. (PSUN)

•	Polo Ralph Lauren (RL)

•	Quiksilver, Inc. (ZQK)

•	Talbots, Inc. (TLB)

•	Urban Outfitters, Inc. (URBN)

In terms of size, our revenue and market capitalization fall between the median and 75th percentile of the peer group companies.

We evaluate our peer group on an annual basis for relevance and propose changes when appropriate. The Compensation Committee reviews and approves the recommended peer group changes as necessary. For Fiscal 2010, there were no changes to the peer group.

Timing of Equity Awards

Although the Company does not have a formal policy relating to the timing of equity awards and the release of material non-public information, the Company does utilize a consistent approach to selecting both the grant dates and the terms of equity awards as described above. The Company makes annual equity grants in the first quarter of the fiscal year. For the past six years, the grant date for restricted stock and RSUs was the Compensation Committee meeting date during which earnings were certified for the prior fiscal year (scheduled approximately one year in advance). The Fiscal 2010 NSOs were also granted on the Compensation Committee meeting date. It is the Company’s intention to continue the practice of setting the equity award grant date on the Compensation Committee meeting date (during which time prior year financial results are certified).

Employment Agreements

Variations for NEOs with Employment Agreements

The Chief Executive Officer and Vice Chairman, Executive Creative Director are employed pursuant to individual employment agreements which were separately negotiated with the Compensation Committee. These individual agreements provide an overall compensation package that may compare more favorably to market practice than the target competitive positioning for other NEOs based on individual circumstances and the criticality of retaining these key leaders. However, the general design and administration of the primary compensation elements are similar to those provided to other NEOs thus aligning our governing philosophy and objectives regarding executive compensation.

Context for Changes to Employment Agreements

As discussed in detail in the Fiscal 2009 Proxy, the Company entered into negotiations with Mr. Markfield (Fiscal 2008) and Mr. O’Donnell (Fiscal 2009) regarding the terms of their employment agreements with the Company. Mr. Markfield’s final contract was executed on January 13, 2009 (effective for Fiscal 2009) and Mr. O’Donnell’s final contract was executed January 11, 2010 (effective for Fiscal 2010).

For Fiscal 2010, the equity compensation components and mix for Mr. O’Donnell and Mr. Markfield were adjusted to align with those of the other NEOs. As a result they were issued RSUs, PS and NSOs, as described above.

Severance and Change of Control Payments

Our NEOs are entitled to receive severance payments and other benefits in the event of a change in control of the Company and/or upon the termination of the executive’s employment with the Company under specified circumstances. These arrangements provide essential protections to both the NEO and the Company. Agreements providing for severance and change in control payments assist the Company in attracting and retaining qualified executives who could have other job alternatives. At the same time, the applicable agreements preserve valuable Company assets by imposing upon the executives non-competition and non-solicitation restrictions, confidentiality obligations and cooperation covenants. For a quantification of these severance and change of control benefits, please refer to the section below entitled “Post-Employment Compensation”.

During Fiscal 2009, the Compensation Committee approved a Change in Control (“CIC”) plan which provides for CIC agreements (the “CIC Agreement”) with certain executives, including each of the NEOs. The objectives of the CIC plan are to motivate executives to continue to work for the best interests of the Company and its stockholders in a potential CIC situation. In the event of a CIC, any and all common shares (i.e., options, restricted shares, performance shares or other forms of securities issued by the Company and beneficially owned by the executive) that are unvested, restricted or subject to any similar restriction shall vest and become exercisable, or such restrictions shall lapse. Additionally, the CIC agreement contains double-trigger change in control provisions (i.e., the CIC plan provides severance and other benefits only if the executive’s employment terminates under-limited circumstances within eighteen months following a CIC). The payments and benefits provided for in the CIC plan are separate from and do not modify other active compensation elements as described earlier. Severance and other benefits include but are not limited to: (i) a cash severance amount equal to 1.5 times (2 times for the Chief Executive Officer) the executive’s annual compensation (defined as annual base salary plus target annual incentive bonus); (ii) a target annual incentive bonus prorated based on the CIC date; and (iii) coverage under the Company’s group health insurance for the 12-month (18-month for Chief Executive Officer) period following termination. Executives are not provided with an excise tax gross-up. Executives are subject to confidentiality, 18-month non-solicitation (24-months for Chief Executive Officer), non-disparagement and no-hire restrictions following termination of employment. Prior to receipt of any such payments, the executive is required to execute a general release of the Company in the form attached to the CIC Agreement.

Upon the termination of their employment by the Company (for any reason other than “for cause” as defined under their respective employment agreements), the Chief Executive Officer and Vice Chairman, Executive Creative Director are each eligible to receive post-employment cash payments (in addition to other benefits) under the terms of their employment agreements, in recognition of their years of service with the Company and their valuable contributions during their tenure. The Chief Executive Officer will receive a retirement benefit equal to his total cash compensation (annual base salary plus annual incentive bonus) for the highest compensated fiscal year in the seven fiscal years prior to his termination of employment. The Vice Chairman, Executive Creative Director will receive a fixed annual renewal term benefit for three years during which time he will be available to management and the Board of Directors as a consultant.

Tax Matters

Section 162(m) of the Internal Revenue Code generally permits a tax deduction to public corporations for compensation over $1,000,000 paid in any fiscal year to a corporation’s Chief Executive Officer and the three other most highly compensated NEOs employed at the end of the year (other than the Chief Financial Officer) only if the compensation qualifies as being performance-based under Section 162(m). The Company endeavors to structure its compensation policies to qualify as performance-based under Section 162(m) whenever it is reasonably possible to do so while meeting our compensation objectives.

Nonetheless, from time to time certain non-deductible compensation may be paid and the Board of Directors and the Compensation Committee reserve the authority to award non-deductible compensation in appropriate circumstances. In addition, it is possible that some compensation paid pursuant to certain equity awards that have already been granted may be non-deductible as a result of Section 162(m). The Section 162(m) disallowance for the tax year ended January 29, 2011 was $89,000 with a tax impact of $34,000 at 38%.

Additionally, Section 409A of the Internal Revenue Code governs our ability to establish the time and form of payment under our nonqualified deferred compensation arrangements. We believe that we have been operating our nonqualified deferred compensation arrangements in good faith compliance with Section 409A and the guidance available thereunder in effect since January 1, 2005.

EXECUTIVE OFFICER COMPENSATION

General

The following table summarizes the compensation for each of the last three fiscal years of the Company’s (1) Principal Executive Officer; (2) Principal Financial Officer; (3) the three other most highly compensated executive officers who were serving at the end of Fiscal 2010 presented for the periods during which they were an executive officer; (4) Mr. Kerin, who retired from the Company effective November 30, 2010; and (5) Ms. Nealz, who resigned from the Company effective October 27, 2010, ranked by their total compensation as listed in the table below.

Summary Compensation Table

					Non-Equity
		Base	Stock	Option	Incentive Plan	All Other
	Fiscal	Salary	Awards	Awards	Compensation	Compensation	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)
	(1)		(2)	(3)	(4)	(5)

James V. O’Donnell	2010	$1,700,000	$6,839,999	$—	$612,817	$62,161	$9,214,977
Principal Executive Officer	2009	$1,600,000	$8,560,151	$4,560,000	$3,175,541	$51,063	$17,946,755
	2008	$1,475,000	$8,250,001	$1,978,160	$(299,624)	$39,520	$11,443,057

Roger S. Markfield (6)	2010	$950,000	$3,420,008	$1,231,975	$267,441	$14,761	$5,884,185
Vice Chairman and	2009	$850,000	$1,000,003	$3,143,970	$1,247,896	$11,025	$6,252,894
Executive Creative Director

Joseph E. Kerin	2010	$470,925	$600,014	$400,003	$142	$692,876	$2,163,960
Former EVP - Supply	2009	$517,500	$600,002	$399,986	$395,707	$20,827	$1,934,022
Chain and Real Estate	2008	$500,000	$453,328	$510,064	$(66,881)	$24,829	$1,421,340

Joan Holstein Hilson	2010	$571,650	$600,001	$400,003	$100,136	$14,146	$1,685,936
Principal Financial Officer	2009	$549,092	$600,002	$399,986	$407,316	$11,025	$1,967,421
	2008	$510,000	$462,393	$520,272	$(45,685)	$15,500	$1,462,480

LeAnn Nealz (7)	2010	$658,400	$600,001	$400,003	$276	$20,935	$1,679,615
Former EVP - Chief	2009	$776,250	$600,002	$399,986	$501,882	$23,025	$2,301,145
Design Officer	2008	$750,000	$649,998	$731,346	$(130,462)	$27,500	$2,028,382

Fredrick W. Grover (8)	2010	$540,750	$600,001	$400,003	$94,798	$27,162	$1,662,714
EVP - Brand Marketing
and AE Direct

Dennis R. Parodi	2010	$506,374	$600,001	$400,003	$76,061	$43,785	$1,626,224
EVP - Store Operations	2009	$491,625	$600,002	$399,986	$319,768	$39,173	$1,850,554
	2008	$475,000	$430,665	$484,647	$(49,506)	$43,651	$1,384,457

(1)	2010, 2009 and 2008 refer to the fifty-two week periods ended January 29, 2011, January 30, 2010 and January 31, 2009, respectively.

(2)	The value of the stock awards included in the Summary Compensation Table reflects the most probable outcome award value, where applicable, and is based on the aggregate grant date fair value computed in accordance with Accounting Standards Codification 718, Compensation-Stock Compensation (“ASC 718”). For assumptions used in determining these values, see Note 11 of the Consolidated Financial Statements contained in the Company’s Fiscal 2010 Annual Report on Form 10-K. See “Grants of Plan-Based Awards” table for additional information regarding the vesting parameters that are applicable to these awards.

The maximum value of the restricted stock awards at the date of grant was as follows:

	Fiscal	Fiscal	Fiscal
	2010	2009	2008

James V. O’Donnell	$8,265,001	$8,560,151	$8,250,001
Roger S. Markfield	$4,132,509	$1,000,003	$—
Joseph E. Kerin	$725,017	$725,002	$453,328
Joan Holstein Hilson	$725,004	$725,002	$462,393
LeAnn Nealz	$725,004	$725,002	$649,998
Fredrick W. Grover	$725,004	$—	$—
Dennis R. Parodi	$725,004	$725,002	$430,665

(3)	The value of the time based NSO awards included in the Summary Compensation Table is based on the aggregate grant date fair value computed in accordance with ASC 718. Additional information regarding this model is available in Note 11 of the Consolidated Financial Statements contained in the Company’s Fiscal 2010 Annual Report on Form 10-K. See “Grants of Plan-Based Awards” Table for additional information regarding the vesting parameters that are applicable to these awards.

(4)	Non-equity incentive plan compensation includes the following for each of 2010, 2009 and 2008:

	Mr.	Mr.	Mr.	Ms.	Ms.	Mr.	Mr.
	O’Donnell	Markfield	Kerin	Hilson	Nealz	Grover	Parodi

Fiscal 2010:
Annual incentive bonus	$552,500	$237,500	$—	$100,039	$—	$94,631	$75,956
LTICP investment gains	60,317	29,941	142	97	276	167	105

Total:	$612,817	$267,441	$142	$100,136	$276	$94,798	$76,061

Fiscal 2009:
Annual incentive bonus	$2,000,000	$765,000	$362,250	$384,364	$436,641	$—	$294,975
LTICP award (a)	1,000,000	382,500	—	—	—	—	—
LTICP investment gains	175,541	100,396	33,457	22,952	65,241	—	24,793

Total:	$3,175,541	$1,247,896	$395,707	$407,316	$501,882	$—	$319,768

Fiscal 2008:
Annual incentive bonus	$—	$—	$—	$—	$—	$—	$—
LTICP award	—	—	—	—	—	—	—
LTICP investment losses	(299,624)	—	(66,881)	(45,685)	(130,462)	—	(49,506)

Total:	$(299,624)	$—	$(66,881)	$(45,685)	$(130,462)	$—	$(49,506)

(a)	Pursuant to the Company’s executive compensation program, the Company eliminated the LTICP for all NEOs during Fiscal 2009 excluding Messrs. O’Donnell and Markfield due to contract terms which were negotiated prior to the plan changes taking effect.

(5)	All other compensation for 2010 includes the following:

	Mr.	Mr.	Mr.	Ms.	Ms.	Mr.	Mr.
	O’Donnell	Markfield	Kerin	Hilson	Nealz	Grover	Parodi

Severance payment (a)	$—	$—	$666,281	$—	$—	$—	$—
Car benefit	24,027	—	13,900	—	—	13,038	29,649
Commuting (b)	23,910	—	—	—	—	—	—
Financial consulting	—	—	—	—	12,000	—	—
Employer 401(k) and profit sharing contributions	14,224	14,761	12,695	14,146	8,935	14,124	14,136

Total	$62,161	$14,761	$692,876	$14,146	$20,935	$27,162	$43,785

(a)	Mr. Kerin retired from the Company on November 30, 2010. Pursuant to his Retirement Agreement dated November 24, 2010 (the “Retirement Agreement”), the Company paid him a severance payment of

$666,281 during Fiscal 2010. See “Post-Employment Compensation” below for a full description of Mr. Kerin’s Retirement Agreement.

(b)	Amount consists of commuting, including car services and use of the company aircraft. The incremental cost of use of the company aircraft is calculated based on the variable costs to the company, including fuel costs, mileage, trip-related maintenance, landing/ramp fees and other miscellaneous variable costs. Fixed costs which do not change based on usage, such as aircraft purchase costs, pilot salaries and the cost of maintenance not related to trips are excluded.

In addition to the benefits listed in the table above, the Company also pays attorneys fees related to the preparation and filing of NEO stock ownership forms with the SEC.

(6)	Mr. Markfield served as a non-executive officer employee of the Company from February 2007 to February 2009.

(7)	Ms. Nealz resigned from the Company effective October 27, 2010. As a result, the stock and option awards included in the Summary Compensation Table for Fiscal 2010 were subsequently forfeited.

(8)	Mr. Grover served as a non-executive officer employee of the Company until June 2010.

Grants of Plan-Based Awards

									All Other	All Other
									Stock	Option		Grant
									Awards:	Awards:	Exercise	Date Fair
			Estimated Future Payouts Under			Estimated Future Payouts			Number of	Number of	or Base	Value of
			Non-Equity Incentive Plan			Under Equity Incentive Plan			Shares	Securities	Price of	Stock and
			Awards			Awards			of Stock	Underlying	Option	Option
		Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	Awards
Name		Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	($)

James V. O’Donnell	(1)	N/A	$552,500	$2,210,000	$4,420,000	—	—	—	—	—	—	—
	(2)	3/2/10	$—	$—	$—	—	228,653	—	—	—	—	$3,989,995
	(3)	3/2/10	$—	$—	$—	81,662	163,324	244,986	—	—	—	$2,850,004

Roger S. Markfield	(1)	N/A	$237,500	$950,000	$1,900,000	—	—	—	—	—	—	—
	(3)	3/2/10	$—	$—	$—	40,831	81,662	122,493	—	—	—	$1,425,002
	(4)	3/2/10	$—	$—	$—	—	114,327	—	—	—	—	$1,995,006
	(5)	3/2/10	$—	$—	$—	—	—	—	—	284,506	$16.91	$1,231,975

Joseph E. Kerin	(1)	N/A	$93,278	$373,118	$746,235	—	—	—	—	—	—	—
	(3)	3/2/10	$—	$—	$—	7,164	14,327	21,491	—	—	—	$250,006
	(4)	3/2/10	$—	$—	$—	—	20,058	—	—	—	—	$350,008
	(5)	3/2/10	$—	$—	$—	—	—	—	—	77,761	$16.91	$400,003

Joan Holstein Hilson	(1)	N/A	$100,039	$400,155	$800,310	—	—	—	—	—	—	—
	(3)	3/2/10	$—	$—	$—	7,164	14,327	21,491	—	—	—	$250,006
	(4)	3/2/10	$—	$—	$—	—	20,057	—	—	—	—	$349,995
	(5)	3/2/10	$—	$—	$—	—	—	—	—	77,761	$16.91	$400,003

LeAnn Nealz	(1)	N/A	$149,914	$599,653	$1,199,307	—	—	—	—	—	—	—
	(3)	3/2/10	$—	$—	$—	7,164	14,327	21,491	—	—	—	$250,006
	(4)	3/2/10	$—	$—	$—	—	20,057	—	—	—	—	$349,995
	(5)	3/2/10	$—	$—	$—	—	—	—	—	77,761	$16.91	$400,003

Fredrick W. Grover	(1)	N/A	$94,631	$378,525	$757,050	—	—	—	—	—	—	—
	(3)	3/2/10	$—	$—	$—	7,164	14,327	21,491	—	—	—	$250,006
	(4)	3/2/10	$—	$—	$—	—	20,057	—	—	—	—	$349,995
	(5)	3/2/10	$—	$—	$—	—	—	—	—	77,761	$16.91	$400,003

Dennis R. Parodi	(1)	N/A	$75,956	$303,824	$607,649	—	—	—	—	—	—	—
	(3)	3/2/10	$—	$—	$—	7,164	14,327	21,491	—	—	—	$250,006
	(4)	3/2/10	$—	$—	$—	—	20,057	—	—	—	—	$349,995
	(5)	3/2/10	$—	$—	$—	—	—	—	—	77,761	$16.91	$400,003

(1)	Amount represents the annual incentive cash bonus under the Company’s 2005 Amended Plan. The Compensation Committee established individual annual bonus targets under the 2005 Amended Plan as a target percentage of the respective participant’s base salary (ranging from 60% to 130%) in accordance with the Compensation Goals described more fully in the “Annual Incentive Bonus” section above. On March 1, 2011, the Compensation Committee certified that the Company had partially achieved its target level of Compensation Goals, resulting in a 25% payout of the target amount of the awards above, except for Mr. Kerin and Ms. Nealz, each of whom ended their employment with the Company during Fiscal 2010.

(2)	Pursuant to Mr. O’Donnell’s employment agreement dated January 11, 2010, amount represents a grant of time based RSUs which vest over three years.

(3)	Amount represents a grant of PS under the Company’s 2005 Amended Plan. The Compensation Committee established performance goals based on the Company’s EPS results by the end of Fiscal 2012. Vesting of the PS ranges from 0% of the shares if threshold performance is not attained, to 50% of the shares at threshold performance, to 100% of the shares at target performance and 150% of the shares at maximum goal achievement.

(4)	Amount represents a grant of shares of time-based RSUs with a performance acceleration goal under the Company’s 2005 Amended Plan. On March 1, 2011, the Compensation Committee certified that the Company had not achieved the related performance goals, resulting in vesting of one-third of the RSUs plus the respective dividends. The remaining two-thirds of such RSU award will vest in accordance with its terms on the second and third anniversary of the grant date.

(5)	Amount represents a grant of NSOs under the Company’s 2005 Amended Plan which are exercisable at the fair market value on the grant date and vest over three years.

Outstanding Equity Awards at Fiscal Year-End

		Option Awards					Stock Awards
										Equity
										Incentive
									Equity	Plan
									Incentive	Awards:
									Plan	Market or
									Awards:	Payout
				Equity					Number	Value
				Incentive					of	of
				Plan			Number		Unearned	Unearned
				Awards:			of	Market	Shares,	Shares,
		Number	Number	Number			Shares	Value of	Units or	Units or
		of	of	of			or Units	Shares or	Other	Other
		Securities	Securities	Securities			of Stock	Units of	Rights	Rights
		Underlying	Underlying	Underlying			That	Stock	That	That
		Unexercised	Unexercised	Unexercised	Option		Have	That Have	Have	Have
		Options	Options	Unearned	Exercise	Option	Not	Not	Not	Not
		(#)	(#)	Options	Price	Expiration	Vested	Vested	Vested	Vested
Name		Exercisable	Unexercisable	(#)	($)	Date	(#)	($)	(#)	($)

James V. O’Donnell		929,051	—	—	$4.54	3/4/13	—	—	—	—
		456,585	—	—	$30.08	12/28/13	—	—	—	—
		301,982	—	—	$28.90	3/6/14	—	—	—	—
		216,839	108,420	—	$20.62	3/5/15	—	—	—	—
		339,623	679,249	—	$16.35	1/11/17	—	—	—	—
	(1)	—	—	—	—	—	—	—	243,403	$3,543,948
	(2)	—	—	—	—	—	—	—	173,860	$2,531,402

Roger S. Markfield		929,051	—	—	$7.86	4/15/12	—	—	—	—
		227,102	—	—	$4.54	3/4/13	—	—	—	—
		309,683	—	—	$17.23	5/16/15	—	—	—	—
	(3)	—	—	619,368	$8.65	2/2/16	—	—	—	—
		—	284,506	—	$16.91	3/2/17	—	—	—	—
	(2)	—	—	—	—	—	—	—	86,930	$1,265,701
	(4)	—	—	—	—	—	—	—	121,702	$1,771,981

Joan Holstein Hilson		85,163	—	—	$16.45	2/28/13	—	—	—	—
		48,816	—	—	$28.90	3/6/14	—	—	—	—
		48,648	24,326	—	$20.62	3/5/15	—	—	—	—
		39,398	78,798	—	$8.65	2/2/16	—	—	—	—
		—	77,761	—	$16.91	3/2/17	—	—	—	—
	(4)	—	—	—	—	—	—	—	21,351	$310,871
	(5)	—	—	—	—	—	—	—	43,499	$633,345

Joseph E. Kerin	(6)	80,827	—	—	$16.45	11/30/11	—	—	—	—
		46,444	—	—	$28.90	11/30/11	—	—	—	—
		71,543	—	—	$20.62	11/30/11
		118,196	—	—	$8.65	11/30/11	—	—	—	—
		—	77,761	—	$16.91	3/2/14	—	—	—	—
	(7)	—	—	—	—	—	—	—	21,351	$310,871
	(8)	—	—	—	—	—	—	—	21,238	$309,225

Fredrick W. Grover		38,710	—	—	$16.45	2/28/13	—	—	—	—
		44,128	—	—	$28.90	3/6/14	—	—	—	—
		45,181	22,592	—	$20.62	3/5/15	—	—	—	—
		18,753	78,798	—	$8.65	2/2/16	—	—	—	—
		—	77,761	—	$16.91	3/2/17	—	—	—	—
	(4)	—	—	—	—	—	—	—	21,351	$310,871
	(5)	—	—	—	—	—	—	—	43,499	$633,345

Dennis R. Parodi		74,014	—	—	$16.45	2/28/13	—	—	—	—
		45,293	—	—	$28.90	3/6/14	—	—	—	—
		45,310	22,656	—	$20.62	3/5/15	—	—	—	—
		39,398	78,798	—	$8.65	2/2/16	—	—	—	—
		—	77,761	—	$16.91	3/2/17	—	—	—	—
	(4)	—	—	—	—	—	—	—	21,351	$310,871
	(5)	—	—	—	—	—	—	—	43,499	$633,345

(1)	Pursuant to Mr. O’Donnell’s employment agreement dated January 11, 2010, amount represents a grant of time-based RSU awards which vest over three years. On March 1, 2011, one-third of the awards vested. Amount includes dividend equivalents which were awarded upon vesting.

(2)	For Mr. O’Donnell and Mr. Markfield, amount represents a grant of PS under the Company’s 2005 Amended Plan. The Compensation Committee established performance goals based on the Company’s EPS results by the end of Fiscal 2012. Vesting of the PS ranges from 0% of the shares if threshold performance is not attained, to 50% of the shares at threshold performance, to 100% of the shares at target performance and 150% of the shares at maximum goal achievement.

(3)	Pursuant to Mr. Markfield’s employment agreement dated January 13, 2009, amount represents a grant of NSOs with performance goals for two remaining tranches of 309,684 shares for two fiscal years under the Company’s 2005 Amended Plan which are exercisable at the fair market value on the grant date. On March 1, 2011, the Compensation Committee certified that the Company had achieved the related performance goals resulting in vesting of 309,684 shares.

(4)	Amount represents a grant of shares of time-based RSUs with a performance acceleration goal under the Company’s 2005 Amended Plan. On March 1, 2011, the Compensation Committee certified that the Company had not achieved the related performance goals, resulting in vesting of one-third of the RSUs plus the respective dividends. The remaining of such RSU award will vest in accordance with its terms on the second and third anniversary of the grant date.

(5)	Amount represents two grants of PS under the Company’s 2005 Amended Plan. The Compensation Committee established performance goals based on the Company’s EPS results by the end of Fiscal 2011 and Fiscal 2012, respectively. Vesting of the PS ranges from 0% of the shares if threshold performance is not attained, to 50% of the shares at threshold performance, to 100% of the shares at target performance and 150% of the shares at maximum goal achievement for each year.

(6)	Pursuant to Mr. Kerin’s Retirement Agreement dated November 24, 2010, all unvested stock options awarded from 2006 to 2009 vested automatically on November 30, 2010 and shall remain exercisable through November 30, 2011. Pursuant to the Retirement Agreement, the stock option grant awarded on March 2, 2010 shall vest according to the grant’s original vesting schedule and shall remain exercisable for one calendar year from each individual tranche’s vesting date.

(7)	Pursuant to his Retirement Agreement, Mr. Kerin is eligible for a pro-rata portion of the time-based RSU grant based on his months of service in the three-year vesting period as of his retirement date. On March 1, 2011, 5,812 shares vested and the remaining shares were forfeited.

(8)	Pursuant to his Retirement Agreement, Mr. Kerin is eligible for a pro-rata portion of the two grants of PS based upon his months of service in each performance period as of his retirement date.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
	Exercise	Exercise	Vesting	Vesting
Name	(#)	($)	(#)	($)

James V. O’Donnell	843,581	$8,258,705	886,144	$15,463,213
Roger S. Markfield	—	—	103,520	$1,806,424
Joseph E. Kerin	—	—	37,151	$648,287
Joan Holstein Hilson	—	—	37,151	$648,287
LeAnn Nealz	107,529	$743,766	37,151	$648,287
Fredrick W. Grover	20,645	$183,923	37,151	$648,287
Dennis R. Parodi	—	—	37,151	$648,287

Nonqualified Deferred Compensation

The Company has a nonqualified deferred compensation program which allows eligible participants to defer a portion of their salary and/or bonus on an annual basis into the plan. Participants can defer up to 90% of their annual salary (with a minimum annual deferral of $2,000) and up to 100% of their annual performance-based bonus into the plan. Distributions from the plan automatically occur upon retirement, termination of employment, disability or death during employment. Participants may also choose to receive a scheduled distribution payment while they are still employed with the Company. The following table summarizes the activity in each of the NEO’s nonqualified deferred compensation accounts during Fiscal 2010.

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contribution	Earnings	Withdrawals/	Balance at
	in Last FY	in Last FY	in Last FY	Distributions	Last FYE
Name	($)	($)	($)	($)	($)

James V. O’Donnell (1)	$703,168	—	$227,298	—	$2,404,525
Roger S. Markfield (2)	—	—	$423,839	—	$2,419,225
Joseph E. Kerin	—	—	—	—	—
Joan Holstein Hilson	—	—	—	—	—
LeAnn Nealz (2)	—	—	$8,804	—	$58,742
Fredrick W. Grover	—	—	—	—	—
Dennis R. Parodi	$30,348	—	$109,650	—	$590,923

(1)	Mr. O’Donnell will defer a total of $700,000 in calendar 2011 pursuant to the terms of his employment agreement. His Fiscal 2010 contribution of $703,168 is reported in the Summary Compensation Table as Base Salary.

(2)	Mr. Markfield and Ms. Nealz elected not to participate in the Company’s deferred compensation program during Fiscal 2010. The Fiscal 2010 earnings relate to contributions made in prior years.

Post-Employment Compensation

Mr. O’Donnell was employed during Fiscal 2010 pursuant to an employment agreement dated January 11, 2010 (the “O’Donnell Agreement”). Pursuant to the O’Donnell Agreement, Mr. O’Donnell will continue to serve as the Company’s Chief Executive Officer through the fiscal year ending February 2, 2013 (“Fiscal 2012”). The O’Donnell Agreement provides for a retirement benefit upon termination of Mr. O’Donnell’s employment with the Company for any reason, other than “for cause”, equal to the greater of (a) an amount equal to Mr. O’Donnell’s total cash compensation (base salary plus any annual cash incentive bonus) for the highest compensated fiscal year of the prior seven fiscal years, or (b) $3,419,231 (the “Retirement Benefit”). If Mr. O’Donnell retires on or after February 1, 2013, then the retirement benefit is payable by the Company over five years. If Mr. O’Donnell retires prior to February 1, 2013, then the retirement benefit is payable in a lump sum within 30 days of termination. Additionally, in the event of a termination by the Company other than “for cause”, the O’Donnell Agreement provides for (1) severance payments equal to one year of base salary payable in a lump sum within 30 days of termination; (2) the Retirement Benefit, payable in a lump sum within 30 days of termination; (3) any incentive bonus that would have been paid to the extent that the performance goals established at the time of grant are met for the fiscal year during which termination occurred, even though he was not employed for the entire fiscal year; (4) outstanding stock options shall remain exercisable until the earlier of (a) the expiration date set forth in the stock option award agreement, or (b) (i) for options that are vested as of the termination of Mr. O’Donnell’s employment, for one year after the termination of employment and (ii) for options that are not vested as of the termination of Mr. O’Donnell’s employment, the options shall continue to vest and shall be exercisable for one year after the vesting date when such options first become exercisable; (5) restricted stock unit awards and long-term performance restricted stock unit awards outstanding at the time of the termination and not previously forfeited shall vest to the extent that the performance goals established at the time of grant are met for the fiscal year during which termination occurred, even though he was not employed for the entire fiscal year; and (6) payment of his LTICP account in a lump sum payment within 30 days of the date of termination.

Mr. Markfield is employed pursuant to an employment agreement dated January 13, 2009 (the “Markfield Agreement”). Pursuant to the Markfield Agreement, Mr. Markfield will serve as a full-time employee until January 28, 2012 (the “Active Term”) and as a non-executive officer for a term of three years (the “Renewal Term”) following any termination of service during the Active Term. The Markfield Agreement provides for Renewal Term compensation of $1,343,000 per year. In the event of a termination by the Company for any reason other than “for cause” during the Active Term, the Markfield Agreement provides for (1) payment of a prorated portion of any incentive bonus and any long term incentive payment to the extent that the performance goals established at the time of grant are met for the fiscal year during which termination occurred; (2) vesting of a prorated number of restricted shares and option shares to the extent that the performance goals established at the time of grant are met for the fiscal year during which termination occurred; (3) full Renewal Term compensation payable over three years; and (4) payment of his LTICP account.

On November 24, 2010, the Company entered into a Retirement Agreement with Mr. Kerin, the Company’s Executive Vice President of Supply Chain and Real Estate (the “Retirement Agreement”) related to his retirement from employment with the Company. Pursuant to the Retirement Agreement, Mr. Kerin voluntarily resigned on November 30, 2010 (the “Retirement Date”). In exchange for a general release of any claims against the Company, Mr. Kerin received the following pursuant to the Agreement: (1) severance pay in a gross amount equal to $666,281 payable in a lump-sum payment; (2) reimbursement of COBRA payments for up to fifteen months; (3) continued use of a Company-leased automobile through February 29, 2012; (4) one year from the Retirement Date to exercise stock option grants awarded in 2006, 2007, 2008 and 2009; (5) one year from the original vesting dates to exercise a stock option grant awarded in 2010; (6) a pro-rata portion of his time-based restricted stock unit award granted on March 2, 2010; and (7) a pro-rata portion of two performance-based restricted stock unit awards granted on March 3, 2009 and March 2, 2010 if the Company achieves the respective performance goals established by the plan.

Ms. Nealz resigned from the Company effective October 27, 2010. Upon her separation, Ms. Nealz received the balance in her deferred compensation account in a lump sum six months following her resignation. Her outstanding vested stock option awards as of October 27, 2010 were exercisable for thirty days from her separation date and all unvested stock option, restricted stock and performance share awards were forfeited.

Ms. Hilson is employed pursuant to an employment letter dated July 18, 2005. It provides for severance payments equal to up to one year of base salary in the form of salary continuation during a non-compete period.

For a description of the Company’s change in control benefits, please refer to the section above entitled “Severance and Change of Control Payments”.

The following tables set forth the expected benefit to be received by each of the respective NEOs, except for Mr. Kerin and Ms. Nealz, who are no longer with the Company, in the event of his or her termination resulting from various scenarios, assuming a termination date of January 29, 2011 and a stock price of $14.56, our closing stock price on January 28, 2011. The tables do not include the payment of the aggregate balance of the NEO’s nonqualified deferred compensation that is disclosed in the Nonqualified Deferred Compensation table above.

James V. O’Donnell

	Death or	Voluntary	Termination	Termination	Change in
	Disability	Retirement	w/out Cause	for Cause	Control

Cash Payments
Base (1)	$—	$—	$1,700,000	$—	$7,820,000
Retirement (2)	3,600,000	3,600,000	3,600,000	—	3,600,000
Bonus (3)	552,500	552,500	552,500	—	2,210,000
LTICP (4)	1,200,949	1,200,949	1,200,949	1,200,949	1,200,949
Stock Option Vesting Acceleration (5)	—	—	—	—	—
RSU Vesting Acceleration (6)	3,543,948	3,543,948	3,543,948	—	3,543,948
PS Vesting Acceleration (7)	2,531,402	2,531,402	2,531,402	—	2,531,402

Total	$11,428,799	$11,428,799	$13,128,799	$1,200,949	$20,906,299

(1)	Pursuant to Mr. O’Donnell’s employment agreement, in the event of a termination without cause, amount includes severance in an amount equal to one year of Mr. O’Donnell’s base salary. In the event of a termination following a change in control (i.e., double-trigger), amount represents two times the sum of Mr. O’Donnell’s base salary and annual incentive bonus at Target.

(2)	Pursuant to Mr. O’Donnell’s employment agreement, amount represents a retirement benefit equal to Mr. O’Donnell’s total cash compensation (base salary plus annual incentive bonus) for the highest compensated fiscal year of the prior seven fiscal years with certain limitations.

(3)	Pursuant to Mr. O’Donnell’s employment agreement, the Company is obligated to pay the annual incentive bonus to the extent the performance goals were met. In the event of a termination following a change in control (i.e., double-trigger), amount represents Mr. O’Donnell’s annual incentive bonus at Target.

(4)	Pursuant to Mr. O’Donnell’s employment agreement, the Company is obligated to pay the LTICP account balance.

(5)	Based upon the stock price as of January 28, 2011, the value of Mr. O’Donnell’s unvested portions of stock option awards that are outstanding is zero.

(6)	Pursuant to Mr. O’Donnell’s employment agreement, the Company is obligated to vest any restricted stock awards outstanding to the extent the performance goals were met.

(7)	Pursuant to Mr. O’Donnell’s employment agreement, the Company is obligated to vest any PS outstanding to the extent the performance goals were met. Amount represents the PS awarded in March 2010 at Target which is based upon achievement of earnings per share results by the end of Fiscal 2012.

Roger S. Markfield

	Death or	Voluntary	Termination	Termination	Change in
	Disability	Retirement	w/out Cause	for Cause	Control

Cash Payments
Base (1)	$—	$—	$—	$—	$2,850,000
Renewal term compensation (2)	4,029,000	4,029,000	4,029,000	—	4,029,000
Bonus (3)	237,500	237,500	237,500	—	950,000
LTICP (4)	587,951	587,951	587,951	—	587,951
Stock Option Vesting Acceleration (5)	1,830,232	1,830,232	1,830,232	—	3,660,465
Stock Award Vesting Acceleration (6)	590,660	590,660	590,660	—	1,771,981
PS Vesting Acceleration (7)	421,900	421,900	421,900	—	1,265,701

Total	$7,697,243	$7,697,243	$7,697,243	$—	$15,115,098

(1)	In the event of a termination following a change in control (i.e., double-trigger), amount represents one and one half times the sum of Mr. Markfield’s base salary and annual incentive bonus at Target.

(2)	Pursuant to Mr. Markfield’s employment agreement, amount represents Renewal Term compensation of $1,343,000 for three years.

(3)	Pursuant to Mr. Markfield’s employment agreement, the Company is obligated to pay the annual incentive bonus to the extent the performance goals were met. In the event of a termination following a change in control (i.e., double-trigger), amount represents Mr. Markfield’s annual incentive bonus at Target.

(4)	Pursuant to Mr. Markfield’s employment agreement, the Company is obligated to pay the LTICP account balance.

(5)	Amount represents the “in the money” value of Mr. Markfield’s unvested portions of stock option awards that are outstanding based upon the stock price as of January 28, 2011.

(6)	Amount assumes that the Compensation Committee vested the outstanding time based RSU stock awards to the extent the service requirements were met. In the event of a change in control, the Company is obligated to vest any restricted stock awards outstanding.

(7)	Amount assumes that the Compensation Committee vested the outstanding PS awarded in March 2010 at Target based upon achievement of earnings per share results by the end of Fiscal 2012. Amount is prorated based on Mr. Markfield’s service during the performance period. In the event of a change in control, the Company is obligated to vest any PS outstanding without proration.

Joan Holstein Hilson

	Death or		Termination	Termination	Change in
	Disability	Resignation	w/out Cause	for Cause	Control

Cash Payments
Base (1)	$—	$—	$571,650	$—	$1,457,708
Bonus (2)	100,039	—	100,039	—	400,155
Stock Option Vesting Acceleration (3)	465,696	—	—	—	465,696
RSU Vesting Acceleration (4)	103,624	—	—	—	310,871
PS Vesting Acceleration (5)	348,217	—	—	—	633,345

Total	$1,017,576	$—	$671,689	$—	$3,267,775

(1)	Pursuant to Ms. Hilson’s employment letter, amount represents one year of base salary. In the event of a termination following a change in control (i.e., double-trigger), amount represents one and one half times the sum of Ms. Hilson’s base salary and annual incentive bonus at Target.

(2)	Amount assumes that the Compensation Committee paid the annual incentive bonus to the extent the performance goals were met. In the event of a termination following a change in control (i.e., double-trigger), amount represents Ms. Hilson’s annual incentive bonus at Target.

(3)	Amount represents the “in the money” value of Ms. Hilson’s unvested portions of stock option awards that are outstanding based upon the stock price as of January 28, 2011.

(4)	Amount assumes that the Compensation Committee vested the outstanding time based RSU stock awards to the extent the service requirements were met. In the event of a change in control, the Company is obligated to vest any restricted stock awards outstanding.

(5)	Amount assumes that the Compensation Committee vested the outstanding PS awarded both in March 2009 and March 2010 at Target based upon achievement of earnings per share results by the end of Fiscal 2011 and Fiscal 2012, respectively. Amount is prorated based on Ms. Hilson’s service during the performance period. In the event of a change in control, the Company is obligated to vest any PS outstanding without proration.

Fredrick W. Grover

	Death or	Voluntary	Termination	Termination	Change in
	Disability	Retirement	w/out Cause	for Cause	Control

Cash Payments
Base (1)	$—	$—	$540,750	$—	$1,378,913
Bonus (2)	94,631	94,631	94,631	—	378,525
Stock Option Vesting Acceleration (3)	465,696	465,696	—	—	465,696
RSU Vesting Acceleration (4)	103,624	103,624	—	—	310,871
PS Vesting Acceleration (5)	348,217	348,217	—	—	633,345

Total	$1,012,168	$1,012,168	$635,381	$—	$3,167,350

(1)	Amount represents one year of base salary. In the event of a termination following a change in control (i.e., double-trigger), amount represents one and one half times the sum of Mr. Grover’s base salary and annual incentive bonus at Target.

(2)	Amount assumes that the Compensation Committee paid the annual incentive bonus to the extent the performance goals were met. In the event of a termination following a change in control (i.e., double-trigger), amount represents Ms. Grover’s annual incentive bonus at Target.

(3)	Amount represents the “in the money” value of Mr. Grover’s unvested portions of stock option awards that are outstanding based upon the stock price as of January 28, 2011.

(4)	Amount assumes that the Compensation Committee vested the outstanding time based RSU stock awards to the extent the service requirements were met. In the event of a change in control, the Company is obligated to vest any restricted stock awards outstanding.

(5)	Amount assumes that the Compensation Committee vested the outstanding PS awarded both in March 2009 and March 2010 at Target based upon achievement of earnings per share results by the end of Fiscal 2011 and Fiscal 2012, respectively. Amount is prorated based on Mr. Grover’s service during the performance period. In the event of a change in control, the Company is obligated to vest any PS outstanding without proration.

Dennis R. Parodi

	Death or		Termination	Termination	Change in
	Disability	Resignation	w/out Cause	for Cause	Control

Cash Payments
Base (1)	$—	$—	$506,374	$—	$1,215,297
Bonus (2)	75,956	—	75,956	—	303,824
Stock Option Vesting Acceleration (3)	465,696	—	—	—	465,696
RSU Vesting Acceleration (4)	103,624	—	—	—	310,871
PS Vesting Acceleration (5)	348,217	—	—	—	633,345

Total	$993,493	$—	$582,330	$—	$2,929,033

(1)	Amount represents one year of base salary. In the event of a termination following a change in control (i.e., double-trigger), amount represents one and one half times the sum of Mr. Parodi’s base salary and annual incentive bonus at Target.

(2)	Amount assumes that the Compensation Committee paid the annual incentive bonus to the extent the performance goals were met. In the event of a termination following a change in control (i.e., double-trigger), amount represents Ms. Parodi’s annual incentive bonus at Target.

(3)	Amount represents the “in the money” value of Mr. Parodi’s unvested portions of stock option awards that are outstanding based upon the stock price as of January 28, 2011.

(4)	Amount assumes that the Compensation Committee vested the outstanding time based RSU stock awards to the extent the service requirements were met. In the event of a change in control, the Company is obligated to vest any restricted stock awards outstanding.

(5)	Amount assumes that the Compensation Committee vested the outstanding PS awarded both in March 2009 and March 2010 at Target based upon achievement of earnings per share results by the end of Fiscal 2011 and Fiscal 2012, respectively. Amount is prorated based on Mr. Parodi’s service during the performance period. In the event of a change in control, the Company is obligated to vest any PS outstanding without proration.

Compensation Risks

The Company’s Internal Audit department, in partnership with outside advisors from PricewaterhouseCoopers LLP, completed an independent risk assessment of the current compensation and incentive plans in place across the Company. Internal Audit reviewed all applicable plan documentation and conducted interviews with key stakeholders to determine the level of risk created by plan design, maintenance, changes and execution, as well as, mitigating controls in place. Based upon their review, the Internal Audit department determined that the compensation programs, as designed and executed, appear to be low risk and not reasonably likely to have a material adverse effect on the Company. Their findings were presented to the Compensation Committee during the March 2011 meeting.

Upon review and analysis of the information provided by management, the Compensation Committee determined that the compensation policies and practices are not reasonably likely to have a material adverse effect on the Company. The Committee considers the business and financial risk implications of all plan design recommendations during their review and discussion of overall compensation initiatives, including the annual compensation approval process.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We have a Related Party Transaction Policy (the “Policy”) to allow the Company to identify, document and properly disclose related party transactions. The Policy applies to all associates who have authority to enter into commitments on behalf of the Company. Under the Policy, a related party transaction is any transaction to which the Company or any of its subsidiaries is a participant and in which a related party has a direct or indirect material interest. Examples of transactions include, without limitation, those for the purchase or sale of goods, the provision of services, the rental of property, or the licensing of intellectual property rights. Additionally, if an associate or a member of an associate’s immediate family is a supplier of goods or services or owns or is employed by a business that supplies the Company, or if a member of an associate’s immediate family is employed by the Company, it is a related party transaction. All related party transactions must be approved in advance by the Audit Committee if they involve a significant stockholder, Director or executive officer. All other related party transactions must be disclosed in writing to, and approved in advance by, the Company’s General Counsel and the Chief Financial Officer. Each quarter, the Company’s Directors and associates who have authority to enter into commitments on behalf of the Company are required to provide a certification regarding the existence of any related party transactions that they have knowledge of and which have not been fully and accurately disclosed in the Company’s filings with the Securities and Exchange Commission.

The Company has an employment agreement with Charles Chupein, son-in-law of James V. O’Donnell. Mr. Chupein has served the Company as Senior Vice President and Chief Operating Officer since April 2011. Prior thereto, Mr. Chupein served as Senior Vice President, Operations and Planning from October 2010 to April 2011, as Senior Vice President, Outlet Division from August 2010 to October 2010, and as Senior Vice President and Chief Operating Officer of MARTIN+OSA from February 2005 to August 2010.

Mr. Chupein received the following compensation during Fiscal 2010:

•	Annual Cash Compensation: $375,950;

•	Annual Incentive Bonus: $37,595;

•	A grant of 6,418 shares of time-based restricted stock units which one third vested on March 1, 2011;

•	A grant of 33,048 NSOs with an exercise price of $16.91;

•	A grant of 6,017 long-term RSU performance shares with the amount realized contingent on performance goals by the end of Fiscal 2012; and

•	Commuting and lodging benefits of $36,664.

For Fiscal 2011, Mr. Chupein will receive an annual salary of $450,000. Additionally, he will be eligible to receive an annual cash bonus at target of $225,000 and a long-term incentive award of 14,171 restricted stock units with the amounts realized contingent on performance goals. Mr. Chupein was also granted 11,595 shares of time based restricted stock units which vest over three years in equal annual increments but may fully vest in one year if certain performance goals for Fiscal 2011 are met. Mr. Chupein also participates in various compensation and employee benefits plans or arrangements on the same basis as other employees in comparable positions.

PROPOSAL TWO: RATIFICATION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 28, 2012. In the event the stockholders do not ratify the appointment of Ernst & Young LLP, the Audit Committee will reconsider its appointment. In addition, even if the stockholders ratify the appointment of Ernst & Young LLP, the Audit Committee may in its discretion appoint a different independent registered public accounting firm at any time during the year if the Audit Committee determines that a change is in the best interest of the Company.

Representatives of Ernst & Young LLP are expected to be present at the annual meeting to respond to appropriate questions and to make a statement if such representatives so desire.

The Board of Directors recommends that the stockholders vote “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 28, 2012.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report for the year ended January 29, 2011 with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, its judgments as to the quality, not just acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee by Statement on Auditing Standards No. 61, as amended by Statement on Auditing Standards No. 90 (Communications with Audit Committees). In addition, the Audit Committee has discussed with the independent registered public accounting firm, its independence from management and the Company, including the matters in the written disclosures required by Rule 3526 of the Public Company Accounting Oversight Board, Communication with Audit Committees Concerning Independence and considered the compatibility of nonaudit services with the firm’s independence.

The Audit Committee discussed with the Company’s internal auditors and its independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Audit Committee also carried out the additional responsibilities and duties as outlined in its charter.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the year ended January 29, 2011 for filing with the Securities and Exchange Commission.

Cary D. McMillan, Audit Committee Chair
Michael G. Jesselson, Audit Committee Member
Thomas R. Ketteler, Audit Committee Member
Janice E. Page, Audit Committee Member
Gerald E. Wedren, Audit Committee Member

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND SERVICES

During Fiscal 2010, Ernst & Young LLP served as our independent registered public accounting firm and in that capacity rendered an unqualified opinion on our consolidated financial statements as of and for the year ended January 29, 2011.

The following table sets forth the aggregate fees billed to us by our independent registered public accounting firm in each of the last two fiscal years:

	Fiscal	Fiscal
Description of Fees	2010	2009

Audit Fees	$1,090,000	$1,086,800
Audit-Related Fees	1,995	1,995
Tax Fees	271,080	—
All Other Fees	—	—

Total Fees	$1,363,075	$1,088,795

“Audit Fees” include fees billed for professional services rendered in connection with the audit of our consolidated financial statements, including the audit of our internal control over financial reporting, and the review of our interim consolidated financial statements included in quarterly reports as well as fees for services that generally only the independent registered public accounting firm can reasonably be expected to provide, including comfort letters, consents, assistance with the review of registration statements filed with the SEC and consultation regarding financial accounting and/or reporting standards. “Audit-Related Fees” include fees billed for accounting research software. “Tax Fees” primarily include fees billed related to federal and state tax compliance and consulting.

The Audit Committee has adopted a policy that requires pre-approval of all auditing services and permitted non-audit services to be performed by the independent registered public accounting firm, subject to the de minimis exceptions for non-audit services as described in SEC Exchange Act Section 10A(i)(1)(B) which are approved by the Audit Committee prior to the completion of the audit. The Audit Committee may form and delegate the authority to grant pre-approvals of audit and permitted non-audit services to subcommittees consisting of one or more members when it deems appropriate, provided that decisions of such subcommittee shall be presented to the full Audit Committee at its next scheduled meeting.

PROPOSAL THREE:
ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), we are providing stockholders with an advisory or non-binding vote on the overall compensation of our named executive officers. Accordingly, the following resolution will be submitted for a stockholder vote at the 2011 Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, as set forth in the Proxy Statement for the Annual Meeting.”

The Company’s Board of Directors and Compensation Committee will consider the outcome of the advisory or non-binding vote when considering future executive compensation arrangements.

As described above in the section entitled “Compensation Discussion and Analysis”, the overall objective of our executive compensation program is to attract highly skilled, performance oriented executives and to motivate them to achieve outstanding results through appropriate means. We focus on four core principles in structuring an effective compensation program that meets our stated objective: performance; competitiveness; affordability; and simplicity. We strategically allocate compensation between short-term and long- term components and between cash and equity in order to maximize executive performance and retention. This philosophy is designed to closely align executive compensation with changes in stockholder value and achievement of performance objectives while also holding executives accountable for results.

The Board of Directors recommends that the stockholders vote “FOR” the approval of the compensation of our named executive officers as set forth in the Proxy Statement for the Annual Meeting.

PROPOSAL FOUR:
ADVISORY VOTE ON THE FREQUENCY OF FUTURE STOCKHOLDER ADVISORY VOTES
ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Pursuant to the Dodd-Frank Act, we are providing stockholders with an advisory or non-binding vote on the frequency of future stockholder advisory votes on the overall compensation of our named executive officers. By voting on this proposal, stockholders may indicate whether they would prefer an advisory vote on named executive officer compensation once every one, two or three years. Stockholders may also abstain from voting.

The stockholder vote on the frequency for the advisory vote on the overall compensation of our named executive officers is advisory and non-binding. The Company currently expects to hold this vote in accordance with the option of one, two or three years that receives the highest number of votes cast by stockholders. However, the Board of Directors may decide in the future that it is in the Company’s best interests and in the best interests of our stockholders to hold an advisory vote on executive compensation more or less frequently, as applicable, than the option approved by our stockholders.

The Board of Directors recommends a vote for a frequency of once every “ONE” year.

OTHER MATTERS

The only business which the management intends to present at the meeting consists of the matters set forth in this statement. The management knows of no other matters to be brought before the meeting by any other person or group. If any other matter should properly come before the meeting, the proxy enclosed confers upon the persons designated herein authority to vote thereon in their discretion.

HOUSEHOLDING

In order to reduce expenses, we are taking advantage of certain SEC rules, commonly known as “householding,” that permit us to deliver, in certain cases, only one Notice, Annual Report or Proxy Statement, as applicable, to multiple stockholders sharing the same address, unless we have received contrary instructions from one or more of the stockholders. If you received a householded mailing this year and would like to have additional copies of the Notice, Annual Report, Proxy Statement or other proxy materials sent to you, please submit your request directed to the Corporate Secretary of the Company, at 77 Hot Metal Street, Pittsburgh, Pennsylvania 15203, (412) 432-3300. If you hold your stock in street name, you may revoke your consent to householding at any time by notifying your broker.

If you are currently a stockholder sharing an address with another Company stockholder and wish to have your future proxy statements and annual reports householded, please contact the Corporate Secretary of the Company at the above address or telephone number.

ADDITIONAL INFORMATION

We will furnish without charge to each person whose proxy is being solicited, upon request of any such person, a copy of the Fiscal 2010 Form 10-K as filed with the SEC, including the financial statements and schedules thereto. In addition, such report is available, free of charge, through the investor relations section of our Internet website at http://www.ae.com under the links “About AEO Inc., AE Investment Info, Historical Annual Reports.” A request for a copy of such report should be directed to Judy Meehan, Vice President of Investor Relations of the Company, at 77 Hot Metal Street, Pittsburgh, Pennsylvania 15203, (412) 432-3300.

AMERICAN EAGLE OUTFITTERS, INC.
The undersigned Stockholder of American Eagle Outfitters, Inc. hereby appoints Joan Holstein Hilson and Cornelius Bulman, Jr., or either of them individually, as attorneys and proxies with full power of substitution to vote all of the shares of Common Stock of American Eagle Outfitters, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of American Eagle Outfitters, Inc. to be held at the Company’s offices located at 77 Hot Metal Street, Pittsburgh, Pennsylvania on Tuesday, June 21, 2011 at 11:00 a.m., local time, and at any adjournment or adjournments thereof as follows:
This proxy is solicited on behalf of the Board of Directors.
(Continued, and to be dated and signed, on the other side)

▲      PLEASE DETACH PROXY CARD HERE      ▲
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held June 21, 2011. The Proxy Statement and our Fiscal 2010 Annual Report on Form 10-K are available at: www.proxyease.com/ae/2011

PLEASE MARK YOUR VOTE IN BLUE	☒
OR BLACK INK AS SHOWN HERE

		FOR	AGAINST	ABSTAIN

1.	Proposal One. Election of Directors.

	MICHAEL G. JESSELSON	☐	☐	☐
	ROGER S. MARKFIELD	☐	☐	☐
	JAY L. SCHOTTENSTEIN	☐	☐	☐

		FOR	AGAINST	ABSTAIN
2.	Proposal Two. Ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 28, 2012.	☐	☐	☐

			FOR	AGAINST	ABSTAIN
3.	Proposal Three. Hold an advisory vote on the compensation of our named executive officers.		☐	☐	☐

		1 YR	2 YRS	3 YRS	ABSTAIN

4.	Proposal Four. Hold an advisory vote on the frequency of future stockholder advisory votes on the	☐	☐	☐	☐
compensation of our named executive officers.

5.	In their discretion to vote upon such other matters as may properly come before the meeting.
IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR”
PROPOSAL 1, “FOR” PROPOSAL 2, “FOR” PROPOSAL 3, AND
“FOR” THE OPTION OF EVERY ONE YEAR ON PROPOSAL 4.
Please sign and date this Proxy below
and return in the enclosed envelope.
Signature(s) must agree with the name(s) printed on this proxy. If signing as attorney, executor, administrator, trustee or guardian, please give your full title as such.

Date	2011

(Signature)

(Signature of joint owner)

▲      PLEASE DETACH PROXY CARD HERE      ▲
PROXY VOTING INSTRUCTIONS